UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(Rule 14a - 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☑    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Parker Drilling Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement
May 10, 2018

Your broker cannot vote your shares for the election of Directors and certain other matters without your instructions. If you do not provide voting instructions, your shares will not be voted or counted in the election of Directors and certain other matters. We urge you to vote.

PARKER DRILLING COMPANY
5 Greenway Plaza, Suite 100
Houston, TX 77046
March 30, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your Board of Directors and management, we are pleased to invite you to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Parker Drilling Company, a Delaware corporation, which will be held Thursday, May 10, 2018, at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas, 77046, for the following purposes:

(1)	to elect the two nominees named in the accompanying Proxy Statement as Class I Directors for a three-year term;

(2)	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

(3)
to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2018;

(4)
to approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and a corresponding reduction in the number of authorized shares of the Company’s common stock; and

(5)	to transact such other business as may properly come before the meeting and any reconvened meeting following any adjournment or postponement thereof.

We will also answer questions about the Company and our 2017 performance. You will have the opportunity to meet some Directors and officers of the Company. In addition, a representative of KPMG, our independent registered public accounting firm, will be present and available to answer appropriate questions.

The record date for the determination of the stockholders entitled to vote at the Annual Meeting (“Record Date”) is fixed as of the close of business on March 19, 2018.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder and for any purpose relevant to the Annual Meeting, both at the Annual Meeting on May 10, 2018 and at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 during ordinary business hours for ten days prior to the Annual Meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on March 30, 2018, we are mailing a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) to many of our stockholders instead of a paper copy of the accompanying Proxy Statement and our 2017 Annual Report. The E-Proxy Notice contains instructions on how to access our 2018 Proxy Statement and 2017 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including the 2018 Proxy Statement, our 2017 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 30, 2018, unless these stockholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the 2018 Proxy Statement and the 2017 Annual Report on the Internet.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you do attend the meeting and desire to vote in person, you may do so even though you have previously voted by proxy.

Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the Annual Meeting. If you cannot attend the Annual Meeting, please log on to our website at www.parkerdrilling.com as we will post copies of a Form 8-K announcing the voting results of the Annual Meeting shortly thereafter.

By order of the Board of Directors,
/s/ Jon-Al Duplantier
Jon-Al Duplantier
Secretary

TABLE OF CONTENTS
PAGE

PROXY STATEMENT	1
ABOUT OUR ANNUAL MEETING	1
GOVERNANCE OF OUR COMPANY	8
OUR BOARD OF DIRECTORS	14
DIRECTOR COMPENSATION	17
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	19
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS	20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
PROPOSALS TO BE VOTED ON
PROPOSAL 1. ELECTION OF DIRECTORS	22
PROPOSAL 2. ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22
PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018	23
PROPOSAL 4. APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK	23
AUDIT COMMITTEE REPORT	32
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS	35
COMPENSATION COMMITTEE REPORT	57
SUMMARY COMPENSATION TABLE	58
CEO PAY RATIO	60
2017 GRANTS OF PLAN-BASED AWARDS	61
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END TABLE	63
2017 OPTION EXERCISES AND STOCK VESTED TABLE	64
POTENTIAL PAYMENTS UPON TERMINATION	65
EQUITY COMPENSATION PLAN INFORMATION	67
OTHER INFORMATION	68
ANNUAL REPORT	69
APPENDIX A - Proposed amendment to Parker Drilling Company Certificate of Incorporation	A

PARKER DRILLING COMPANY
5 GREENWAY PLAZA, SUITE 100
HOUSTON, TEXAS 77046
PROXY STATEMENT

About Our Annual Meeting

Why am I receiving these materials?
The Board of Directors (“Board”) of Parker Drilling Company (“Parker,” the “Company,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place May 10, 2018 at 9:00 a.m., Central Daylight Time, at the Doubletree by Hilton Hotel Houston – Greenway Plaza, 6 East Greenway Plaza, Houston, Texas 77046. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). This information is intended to assist you in voting your shares.

Who may attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Parker common stockholder as of the close of business on March 19, 2018, or hold a valid proxy to vote at the Annual Meeting. If you requested paper copies of your proxy materials, your proxy card is your “admission ticket” to the Annual Meeting. If you did not request paper copies of your proxy materials, your Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) will admit you to the Annual Meeting. If you plan to attend the Annual Meeting, you may either vote your proxy prior to the meeting or bring your E-Proxy Notice or proxy card and vote at the Annual Meeting as explained below. In the event you plan to attend the Annual Meeting in person, your proxy card or evidence of your E-Proxy Notice must be presented to gain entry into the meeting.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

-	the election of two Class I Directors (“Proposal 1”);

-	a non-binding advisory vote on the compensation of our named executive officers (“Proposal 2”);

-	the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year 2018 (“Proposal 3”); and

-
the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and a corresponding reduction in the number of authorized shares of the Company’s common stock (“Proposal 4”).

We will also consider other business that properly comes before the Annual Meeting, although the Company is not aware of any such business at this time.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the opportunity to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to receive proxy materials in printed form by mail or access them electronically on an ongoing basis.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
We are providing an E-Proxy Notice of availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.
In addition, we are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside the United States, with paper copies of the proxy materials instead of an E-Proxy Notice about the Internet availability of the proxy materials.

How can I access the proxy materials over the Internet?
Your proxy card or E-Proxy Notice about the Internet availability of the proxy materials will contain instructions on how to:
-    view our proxy materials for the Annual Meeting on the Internet; and
-    instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.parkerdrilling.com.
Additionally, your proxy card or E-Proxy Notice will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?
Holders of the Company’s common stock (“Common Stock”) at the close of business on the Record Date of March 19, 2018, are entitled to vote their shares at the Annual Meeting. On the Record Date, there were XXX,XXX,XXX shares of Common Stock issued and outstanding.
Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record, including shares held in the Parker Drilling Company 401(k) Retirement Savings Plan (“401(k) Plan”), and (b) shares held by you as the beneficial owner (or “street name”) through a broker, trustee or other nominee such as a bank.
If you own shares in Parker’s 401(k) Plan and do not vote the shares held in the 401(k) Plan, the trustee of the 401(k) Plan will vote those shares in the same proportion as shares for which instructions were received from other participants in the 401(k) Plan.

How can I vote my shares in person at the Annual Meeting?
We will distribute written ballots to any stockholder of record who wants to vote in person at the Annual Meeting. However, if you are the beneficial owner of shares held in street name, then in order to vote at the meeting you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record, and present such legal proxy at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote your proxy as described below so that your vote will be counted if you later decide to not attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:
Vote by Internet
Stockholders who have received an E-Proxy Notice of availability of the proxy materials on the Internet may submit proxies over the Internet by following the instructions on the E-Proxy Notice. Stockholders who have received notice of availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
Vote by Telephone
You may vote using a telephone by following the “Vote by Telephone” instructions on your proxy card or E-Proxy Notice. You must have the control number that appears on your proxy card or in your E-Proxy Notice available when voting. If you vote by telephone, you do not have to mail in your proxy card.
Vote by Mail
If you received a paper copy of a proxy card by mail you may submit your proxy by completing, signing and dating your proxy card and mailing it in the enclosed, prepaid and addressed envelope.
How will my shares be voted if I vote by proxy?
Your shares will be voted:
-     as you instruct; and
-     according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.
Will my shares be voted if I do not vote by proxy?
If you are a stockholder of record and do not return your proxy card or otherwise cast your vote by any means listed above, your shares will not be voted. If you are a stockholder of record and return your proxy card or otherwise cast a ballot by one of the means listed above, but do not indicate your voting instructions, your shares will be voted:
-    FOR the election of the two nominees for Class I Director;
-    FOR the approval of the compensation of our named executive officers;
-    FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for 2018;
-     FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock; and
-    according to the best judgment of Gary G. Rich and Jon-Al Duplantier on any other business that properly comes before the Annual Meeting.
If you hold your shares through a bank or brokerage account, and you do not instruct your broker – in accordance with the broker’s instructions or by the deadlines provided by your broker – how to vote prior to the Annual Meeting, your shares will not be voted on any matter other than the ratification of the appointment of the Company’s independent registered public accounting firm for 2018 (a “broker non-vote”). A broker non-vote occurs when a broker submits a proxy with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of Directors, the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s

Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock, and the non-binding advisory vote on executive compensation.

What is the deadline for voting my shares?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.
If you are a beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares “FOR” each of the nominees for Class I Director, “FOR” the approval of the compensation of our named executive officers, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year 2018, and “FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock.

Can I change my vote?
If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:
-    timely delivery of written notice to the Secretary of the Company at the Company’s principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046;
-    a later-dated vote by telephone or on the Internet, or timely delivery of a valid, later-dated proxy; or
-    voting by ballot at the Annual Meeting.
For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker, trustee, or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Gary G. Rich and Jon-Al Duplantier, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Class I Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. We know of no reason why either of the nominees will be unavailable or unable to serve.
The chairman of the Annual Meeting may refuse to allow the transaction of any business with respect to which advance notice was not provided in accordance with the Company’s By-laws as set forth under “Stockholder Proposals” on page 6 of this Proxy Statement, or to acknowledge the nomination of any person other than as provided under “Nomination of Director Candidates” on page 7 of this Proxy Statement.

What constitutes a quorum?
The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to approve each of the proposals?
The affirmative vote of a majority of the shares of Common Stock casting a vote is required for the election of Directors in uncontested elections. A plurality of the votes cast is required for the election of Directors when the election is contested. This means that, when there is an election between two or more candidates for one Director position, the Director nominee receiving the highest number of votes cast for a particular position on the Board is elected for that position Abstentions, withheld votes and broker non-votes will have no effect on the election of Directors.
You may vote “for” or “against” approval of the compensation of our named executive officers, or you may “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to approve, on an advisory basis, the compensation of our named executive officers although such vote will not be binding on us. Abstentions, withheld votes and broker non-votes will have no effect on this proposal.
You may vote “for” or “against” ratification of the appointment of KPMG as our independent registered public accounting firm for 2018, or you may “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock casting a vote on the proposal is required to ratify the appointment of KPMG as the independent registered public accounting firm for the Company for 2018. Abstentions, withheld votes and broker non-votes will have no effect on this proposal.
You may vote “for” or “against” the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock, or you may “abstain” from voting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock.
If you hold your shares in a brokerage or other street name account, your broker will not vote your shares for Proposals 1, 2, or 4 without your instruction. Cumulative voting is not allowed.

Where can I find the voting results of the Annual Meeting?
We will announce voting results at the Annual Meeting. We will also publish these results in a Current Report on Form 8-K which will be filed with the SEC. A copy of the report will be available in the Investor Relations section of our website at www.parkerdrilling.com and through the SEC’s electronic data system at www.sec.gov. You can obtain a paper copy by contacting our Investor Relations Department at (281) 406-2310 or the SEC at (202) 551-8090 for the location of the nearest public reference room.

Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact:
Equiniti Trust Company
Shareowner Services
P. O. Box 64859
St. Paul, MN 55164-0859
Toll free: (800) 468-9716

What should I do if I receive more than one set of voting materials?
You may receive more than one E-Proxy Notice, more than one e-mail or more than one paper copy of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate E-Proxy Notice, a separate e-mail or separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one E-Proxy Notice, more than one e-mail and more than one proxy card. To vote all your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each E-Proxy Notice and e-mail that you receive (unless you have requested and received a proxy card for the shares represented by one or more of those E-Proxy Notices or e-mails). If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.

How may I obtain a separate set of voting materials?
If you share an address with another stockholder, only one set of proxy materials (including our 2017 Annual Report and 2018 Proxy Statement) is being delivered to this address, unless you have provided contrary instructions to us. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:
Equiniti Trust Company
Shareowner Services
P. O. Box 64859
St. Paul, MN 55164-0859
Toll free: (800) 468-9716

Who will bear the cost of soliciting votes for the Annual Meeting?
The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the E-Proxy Notices and these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of the E-Proxy Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our Directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Mediant Communications, Inc. to assist us in the distribution of proxy materials described above. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for the costs of forwarding proxy and solicitation materials to stockholders.

How can I get a list of stockholders?
The names of stockholders of record entitled to vote will be available at the Annual Meeting. You may also review the list of names of stockholders of record for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Central Daylight Time, at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas, 77046.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as Directors?
You may submit proposals, including Director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the annual meeting next year, the written proposal must be received by the Secretary of the Company at our principal executive offices at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 no later than Friday, November 30, 2018 (this is 120 days prior to March 30, 2019, the one year anniversary of the date of this Proxy Statement) and otherwise comply with our By-laws.
For a stockholder proposal that is not intended to be included in Parker’s Proxy Statement, the stockholder must provide the information required by our By-laws and give timely notice to our corporate Secretary, which, in general, requires that the notice be received by the Secretary of the Company no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a stockholder proposal to be considered at the annual meeting, the stockholder making such proposal (or on whose behalf such proposal is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.
Nomination of Director Candidates: You may propose Director candidates for consideration by the Corporate Governance Committee by submitting the candidate’s name and other relevant information to the Presiding Director of the Company’s Board at the principal executive offices set forth above. In order to allow time for review of the candidates’ credentials, please submit candidates to the Presiding Director by December 31, 2018. Our procedure for selection of Director candidates is described below under “Selection of Nominees as Director Candidates.”
In addition, the By-laws of Parker permit stockholders to nominate Directors for election at the Annual Meeting. To nominate a Director, the stockholder must deliver the information required by the By-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the stockholder must give notice to the corporate Secretary of Parker no less than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of next year’s annual meeting is given or made to stockholders, a nomination by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of next year’s annual meeting is mailed or such public disclosure is made.
In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

How may I obtain the Company’s 2017 Annual Report on Form 10-K?
A copy of our 2017 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Stockholders.
Stockholders may request another free copy of the 2017 Annual Report on Form 10-K from our principal executive office address or it may be accessed on our website at www.parkerdrilling.com.

Where can I find more information about Parker Drilling?
The Company maintains a corporate website at www.parkerdrilling.com, and stockholders can find additional information about the Company on the Investor Relations section of the website. Visitors to the Investor Relations portion of the website can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, and the Company’s Code of Conduct and its Corporate Governance Principles are all available through the website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to the Secretary of the Company at 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Please note that the information contained on Parker’s website is not incorporated by reference or considered to be a part of this Proxy Statement.

How can I get a copy of By-laws provisions?
You may contact the Company’s corporate Secretary at our principal executive office for a copy of the relevant By-laws provisions regarding the requirements for making stockholder proposals and nominating Director candidates. Our By-laws are also available on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

GOVERNANCE OF OUR COMPANY

Corporate Governance Principles

The Board has adopted the Company’s Corporate Governance Principles, which comply with the requirements of the corporate governance listing standards of the New York Stock Exchange (“NYSE”). From time to time we may revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of stockholders. Our Corporate Governance Principles are published on our website at www.parkerdrilling.com in the “About Us” section under “Governance.”

Board Leadership Structure

Under our Governance Principles, the Board does not require separation of the offices of Chairman and Chief Executive Officer (“CEO”). The Board believes this determination should be made in the Company’s best interests based on the circumstances at the time.  In deciding which board leadership structure it believes will provide the most effective leadership and board oversight for the Company, the Board considers a range of factors.  The factors include, but are not limited to the Company’s operating and financial performance under the existing board leadership structure, recent or anticipated changes in the CEO role, and the effectiveness of current processes and structures for Board interaction with and oversight of management. The Board will continue to exercise its judgment periodically to determine the board leadership structure that it believes will provide appropriate leadership, direction, and oversight, while facilitating the effective functioning of both the Board and management. After assessing these considerations, the Board has concluded that the combined role of Chairman and CEO best serves the interests of stockholders and the Company at this time. Since October 2012, Mr. Gary G. Rich has served as CEOr, and has served as Chairman of our Board since May 2014.

As indicated above, the Board believes it is important to maintain flexibility as to the Board’s leadership structure, but firmly supports maintaining a non-employee Director in a board leadership role at all times, either as non-executive Chairman or as Presiding Director. Accordingly, our Governance Principles provide that when the same individual holds the offices of Chairman and CEO, the Board will appoint a Presiding Director from among the independent Directors. The Board believes that when the offices of Chairman and CEO are combined, having a Presiding Director to coordinate the activities of the independent Directors and to serve as a liaison between the Board and management will enhance the effectiveness of the independent Directors, and provide a channel for non-employee Directors to raise issues or concerns for the Board’s consideration. Mr. Richard D. Paterson has served as a Director since 2012 and is currently the Presiding Director.

The defined duties of the Presiding Director include:

•	Board Leadership – help foster effective Board oversight and chair meetings when the Chairman/CEO is absent;

•	Board Performance – collaborate with the Chairman/CEO and Corporate Governance Committee to organize and communicate performance evaluations of the Board, its committees and members;

•	Management Oversight – collaborate with the Compensation Committee to ensure the Board establishes for the Chairman/CEO objectives that are aligned with stockholders’ interests;

•	Chairman/CEO Performance – collaborate with the Corporate Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Independent Director Leadership – call, set agendas for and chair independent Director meetings, and serve as liaison between independent Directors and the Chairman/CEO;

•	Director Succession Planning – collaborate with the Chairman/CEO and the Corporate Governance Committee to implement effective Director succession plans;

•	Executive Succession Planning – collaborate with the Chairman/CEO and the Compensation Committee to implement effective executive succession plans;

•	Board Agendas and Schedule – collaborate with the Chairman/CEO in setting Board meeting agendas and meeting schedules; and

•	Stockholder Communications – be available for direct communication with major stockholders, as needed.

Selection of Nominees as Director Candidates

The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates for Director nominees each year. The Corporate Governance Committee Charter requires the Corporate Governance Committee to review the qualifications of any candidate whose name has been properly submitted for consideration as a Director nominee and to advise the Board of its assessment. The Corporate Governance Principles and Corporate Governance Committee Charter do not provide any minimum qualifications, but do provide that the Directors should consider independence, skills and experience in the context of the needs of the Board in making its determination of an appropriate candidate. The Corporate Governance Principles also provide that the Directors should consider diversity, including gender, nationality, race, and age, in addition to other relevant factors. However, the Board does not have a policy with respect to the consideration of diversity in identifying Director nominees.

The Corporate Governance Committee considers for Board membership candidates suggested by its committee members and other Board members, as well as by the Company’s management and the stockholders. The Corporate Governance Committee has the authority to retain a third-party search firm to assist in the identification of qualified candidates. The Corporate Governance Committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s By-laws described above relating to stockholder nomination. A stockholder who wishes to recommend a candidate for consideration as a Director nominee at next year’s annual meeting should notify the Presiding Director in writing at: Presiding Director, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046. Stockholder recommendations should be received by December 31, 2018, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates. In order for a Director nomination by a stockholder to be considered at the annual meeting, the stockholder making such nomination (or on whose behalf such nomination is submitted) must be a stockholder of the Company (a) on the date of the proposal, (b) on the record date for the annual meeting at which the proposal will be considered, and (c) on the date of the annual meeting at which the proposal will be considered.

The procedure for evaluating candidates recommended by stockholders is identical to the procedure for evaluating candidates proposed by other Directors, the Company’s management or by a search firm hired by the Corporate Governance Committee.

Director Independence Determination

In accordance with the NYSE Corporate Governance Listing Standards, the Board has conducted its annual review of Director independence to determine, based upon an earlier review and analysis by the Corporate Governance Committee, whether or not any non-employee Directors had any material relationships or had engaged in material transactions with the Company. The analysis was based on information obtained from the Directors in response to a director questionnaire that each Director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the Director, or any member of his or her immediate family, has a direct or indirect material interest, and any transaction(s) between the Company and any other company of which a Director is an employee, or has a family member who is an executive officer. Transactions reviewed by the Board included those reported under “Certain Relationships and Related Party Transactions” on page 19 of this Proxy Statement. The Board then made a determination regarding whether any identified transactions or relationships are addressed in the specific independence criteria of the NYSE Corporate Governance Listing Standards, and if so, whether the transactions identified exceeded the objective thresholds for independence. The Board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-employee Director who had engaged in any such transaction(s), individually or through a company with whom the Director is employed, or had any relationship with the Company during 2017. As a result of this review, the Board affirmatively determined that the following non-employee Directors are independent under the NYSE Corporate Governance Listing Standards: Jonathan M. Clarkson, Peter T. Fontana, Gary R. King, Richard D. Paterson and Zaki Selim.

Parker Policy on Business Ethics and Conduct
All of our Board members and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, are required to abide by the Company’s Code of Conduct (“Code of Conduct”) to ensure that our business is conducted in accordance with the requirements of law and the highest ethical standards. The Code of Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.
The full text of the Code of Conduct is published on our website at www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with SEC rules, we will disclose on our website any future amendments to the Code of Conduct and any waivers of such code that affect Directors and executive officers and senior financial personnel within four business days following such amendment or waiver.

Board’s Role in Risk Oversight
The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters which may present a significant risk to the Company. The Board, as a whole or through one of its committees, is updated regularly on tax and accounting matters, internal controls, litigation status, governmental and corporate compliance regulations and programs, cybersecurity, quality controls, safety performance, and operational and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and considers appropriate risk management strategies where necessary.

Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices
In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This procedure has been integrated into the Company’s Whistleblower Policy, which allows the confidential and anonymous reporting of such matters, as well as other irregularities, via the Internet or the Company’s ethics helpline that has been established specifically for this purpose. Additionally, such complaints can be reported directly to the Chief Compliance Officer and/or the Internal Audit department. The ethics helpline number, the Internet site address and the contact information for the Chief Compliance Officer are provided on the Company’s website. The Whistleblower Policy provides that the complaints be reported to the Chief Compliance Officer and/or Internal Audit department for review and, if appropriate, they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.

Director Education
Parker is committed to ensuring that its Directors remain informed regarding best practices in corporate governance. Parker provides director training on various topics, including applicable legal requirements relating to insider trading, anti-bribery, economic sanctions and a director’s duty of loyalty and care. Parker also encourages and reimburses its Directors for certain costs of continuing education related to their service as members of the Board.

Policy on Director Attendance at Annual Meeting

Board members are encouraged to attend all meetings, including the Annual Meeting. All Directors who were Directors at the time of the 2017 Annual Meeting attended the meeting, except Mr. Roger Plank, who retired effective that day.

Board and Committee Membership

The business of the Company is managed under the oversight of the Board. The Board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. Each Board member is expected to attend each meeting unless circumstances make attendance impractical. In addition to meetings of the full Board, the non-employee Directors have separate meetings among themselves from time to time and also have the opportunity to meet with officers and other key personnel and to review materials as requested by and/or provided to them in order to be properly informed as to the business affairs of the Company.

During 2017, the Board held six meetings either in person or by telephone. Each of our Directors attended at least 75 percent of the meetings of the Board and its committees on which he served during his tenure as a Director and committee member during 2017.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In addition to our standing committees, the Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board may set fees for the members of such special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.

The following table provides 2017 membership and meeting information for each of the committees of the Board.

Name	Audit	Compensation	Corporate Governance
Mr. Clarkson	X(1)	—	X
Mr. Fontana	X	X	—
Mr. King		X	—
Mr. Paterson	X	—	X(2)
Mr. Reinfrank(3)	—	X	X(4)
Mr. Selim	—	X(1)	X
2017 Meetings	6	5	4

(1)	Chair in 2017.

(2)	Chair in 2017 after the resignation of Mr. Reinfrank.

(3)	Mr. Reinfrank resigned from the Board effective August 16, 2017.

(4)	Chair in 2017 until his resignation.

The Audit Committee

The Audit Committee is currently comprised of three members of the Board: Mr. Jonathan M. Clarkson, Chairman, and members: Messrs. Peter T. Fontana and Richard D. Paterson. The Board has reviewed the qualifications of the members of the Audit Committee and determined that, in addition to satisfying the NYSE corporate governance listing standards for independence, each member of the Audit Committee satisfies the independence requirements of the SEC, pursuant to Rule 10A-3 under the Exchange Act.

In addition, the Board has determined that each member of the Audit Committee is financially literate, and that each of Mr. Clarkson and Mr. Paterson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee has six regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings and other matters as the Audit Committee deems appropriate. The Audit Committee also schedules periodic meetings to be held separately with management, the internal auditors, the independent registered public accounting firm and other officers as the committee deems necessary to properly perform its functions under its charter and applicable regulatory requirements. In 2017, the Committee met formally on six occasions either in person or by telephone.

The Audit Committee assists the Board with its monitoring of:
•    the integrity of (a) the process involved in the preparation of financial statements, and (b) auditing of the financial statements of the Company;
•    the independent registered public accounting firm’s qualifications and independence;
•    the performance of the internal audit function and the independent registered public accounting firm; and
•    the Company’s compliance with legal and regulatory requirements.

Other specific responsibilities of the Audit Committee are set forth below under the heading “Audit Committee Report” and in its charter, a copy of which is available on our website at www.parkerdrilling.com.

The Compensation Committee

The Compensation Committee is currently comprised of three members of the Board: Mr. Zaki Selim, Chairman, and members: Messrs. Peter T. Fontana and Gary R. King. Each member of the Compensation Committee is independent in accordance with the NYSE Corporate Governance Listing Standards and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee (a) discharges the responsibilities of the Board relating to (i) overall oversight of the Company’s compensation and benefits policy, and (ii) compensation of the Company’s Chief Executive Officer and other executive officers, (b) reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual Proxy Statement and determines whether to recommend to the Board that the CD&A be included in the annual Proxy Statement, and (c) provides the Compensation Committee Report for inclusion in our annual Proxy Statement. Other specific responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

Pursuant to the charter of the Compensation Committee, the Compensation Committee may, in its sole discretion, retain and terminate its own independent compensation consultant and obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee receives appropriate funding from the Company, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers retained by the Compensation Committee. During 2017, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its consultant and independent advisor.

In 2017, the Compensation Committee held five meetings. Certain of these meetings were attended in part by one or more members of management and one or more representatives of PM&P, in order for the Compensation Committee to obtain information from management and PM&P that was relevant to the compensation matters being considered. During certain of these meetings the Compensation Committee also met in executive session.

The Corporate Governance Committee

The Corporate Governance Committee is currently comprised of three members of the Board: Mr. Richard D. Paterson, Chairman, and members: Messrs. Jonathan M. Clarkson and Zaki Selim, each of whom is independent under the corporate governance listing standards of the NYSE.

The Corporate Governance Committee assists the Board in (a) identifying individuals qualified to become Board members; (b) recommending to the Board the Director nominees to stand for election at the annual meeting of stockholders and to fill vacancies on the Board; (c) developing and implementing the Corporate Governance Principles applicable to the Company; (d) making recommendations to the Board with respect to non-employee Director compensation; (e) conducting its annual review of the Board’s performance; (f) making recommendations for committee membership to the Board; and (g) recommending to the Board a Director to serve as Presiding Director.

The Corporate Governance Committee recommends the form and amount of compensation for non-employee Directors, and the Board makes the final determination. In considering and recommending the compensation of non-employee Directors, the Corporate Governance Committee considers such factors as it deems appropriate, including historical compensation information and the level of compensation necessary to attract and retain non-employee Directors meeting our desired qualifications. In 2017, the Corporate Governance Committee retained PM&P to provide market information on non-employee Director compensation, including annual Board and committee retainers, Board and committee meeting fees, committee chairperson fees, stock-based compensation and benefits. PM&P also compares and analyzes the current compensation of our non-employee Directors with market data and presents the findings to the Corporate Governance Committee.

In 2017, the Corporate Governance Committee held four meetings. In December 2017, the Corporate Governance Committee recommended, and the Board approved, a change to the compensation structure for non-employee Directors. See “Director Compensation” at page 17 below.

Other specific responsibilities of the Corporate Governance Committee are set forth in its charter, a copy of which is available on our website at www.parkerdrilling.com.

Contacting the Board of Directors

Interested persons wishing to contact the Board of Directors may do so via the method disclosed on our website, which may be found by selecting “Contact the Board” under the heading “About Us” and the subheading “Governance.”

OUR BOARD OF DIRECTORS
In assessing the quality and effectiveness of our Board, the Corporate Governance Committee considers the composition of the Board as a whole, as well as the experience, qualifications, attributes and skills brought to the Board by each Director. As an initial matter, each Director should have, among other attributes, personal and professional integrity and high ethical standards, good business judgment, an excellent reputation in the industry in which the nominee or Director is or has been primarily employed and a sophisticated understanding of the business of the Company or important aspects of the business. We believe that each of our Directors has these attributes. The members of the Board (including nominees) and their biographical information are set forth below.

NOMINEES FOR DIRECTOR (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS
RICHARD D. PATERSON
DIRECTOR SINCE MARCH 2012
Mr. Paterson, age 67, serves as the Presiding Director of the Board. In June 2011, he retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, after 37 years of service. At the time of his retirement, Mr. Paterson served as global leader of PwC’s Consumer, Industrial Products and Services Practices (comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industries sectors) and also as the Managing Partner of the Houston Office and U.S. Energy Practice. These practices comprised roughly half of PwC’s global revenues. From 2001 to 2010, Mr. Paterson was Global Leader of PwC’s Energy, Utilities and Mining Practice and also was the lead audit engagement partner responsible for the audits of ExxonMobil Corporation from 2002 to 2006. From 1997 to 2001, Mr. Paterson lived in Moscow, Russia, where he led PwC’s Energy Practice for Europe, Middle East and Africa and also was the lead audit engagement partner responsible for the audits of OAO Gazprom for those years. Prior to 1997, Mr. Paterson was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in Battle Creek, Michigan in 1974, served in seven PwC offices, including four years in the National Office in New York, and was admitted as a partner of PwC in 1987. Mr. Paterson is a member of the National Association of Corporate Directors (“NACD”). NACD has named him a Board Leadership Fellow due to his demonstrated commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. Mr. Paterson serves on the Board of Directors and as Chairman of the Audit Committee of Eclipse Resources Corporation. He also serves as a member of the Board of Directors and of the audit, governance and conflicts committees of Teekay Tankers, Ltd. Until August 2017, Mr. Paterson served as a member of the Board and as Chairman of the Audit Committee and a member of the Finance Committee of Tidewater, Inc. Mr. Paterson also served, through September 30, 2017, as a member of the Board and Chair of the Audit and Compliance Committee of Saipem Canada, Inc., a private company. Mr. Paterson previously served as a member of the Board of Directors and Chairman of the Audit Committee of Zaff GP LLC, a private equity fund investing in emerging markets with a focus on the energy, infrastructure and real estate sectors. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. The Board believes Mr. Paterson brings extensive knowledge of the energy industry and energy value chain, and the risks faced by companies operating in the energy industry. In addition, as a long-time audit partner of PwC with significant international experience, he has deep expertise with capital markets, governance and with the preparation and review of financial statements and disclosure documents.
ZAKI SELIM
DIRECTOR SINCE MARCH 2015
Mr. Selim, age 61, is the non-executive Chairman and a member of the Board of Directors of Glasspoint, Inc., a manufacturer of solar steam generators for use in the oil and gas industry, a position he has held since 2013. He has also served as a senior advisor with First Reserve, a private equity investment firm focused on global energy and infrastructure investments, from 2013 to 2014. Mr. Selim also served as a Director of the Board of Total Safety U.S., Inc., a privately held industrial safety service provider from 2012 to 2017. In 2017, Mr. Selim joined the Board of Directors of Paragon Offshore, a provider of offshore drilling services. From 2010 to 2012, Mr. Selim served as Chief Executive Officer of PetroPro, an energy consulting business based in Dubai, U.A.E. An oil and gas industry veteran, Mr. Selim retired from Schlumberger in 2010 after a 29-year career with the company. From 1983 until 2010, he held progressive management positions within Schlumberger Limited, retiring as the Area President for Oilfield Services – Middle East/Asia. Mr. Selim is a member of the Society of Petroleum Engineers (SPE), holds a bachelor’s degree in mechanical engineering from Cairo University’s Faculty of Engineering and attended the management program at Harvard Business School. As a former senior executive with a leading oilfield service provider, the Board believes Mr. Selim brings significant operational and business experience to the Company. The Board also believes that Mr. Selim’s years of experience working in the Middle East brings significant expertise in a region where the Company’s operations are expanding.

CONTINUING DIRECTORS (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS
JONATHAN M. CLARKSON
DIRECTOR SINCE MARCH 2012
Mr. Clarkson, age 68, retired in 2015 as Chief Financial Officer for Matrix Oil Corporation, a privately held company active in oil and gas exploration and production. Mr. Clarkson held this position from May 2012 to December 2015. Mr. Clarkson retired in December 2011 from the Houston Region of Texas Capital Bank, a subsidiary of Texas Capital Bancshares, Inc., where he served as President, Chief Executive Officer and Chairman from 2003 until 2011. From January 2012 to March 2017, Mr. Clarkson served on the Board of Directors, and was non-executive Chairman of the Board, and Chairman of the Audit Committee of Memorial Production Partners GP LLC, the general partner of Memorial Production Partners LP, a U.S. energy firm focused on the acquisition and exploitation of domestic oil and gas properties. Effective December 13, 2016, Mr. Clarkson became a member of the Board of Directors and a Member and Chair of the Audit Committee of WildHorse Resource Development. Since 2010, Mr. Clarkson has served on the Advisory Board of Rivington Capital Advisors, LLC, an investment banking firm specializing in private capital and mergers and acquisition transactions for the small- and mid-cap energy sectors. Mr. Clarkson previously served in senior management positions in the energy and banking industries. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K. As a former chief financial executive of public companies, the Board believes Mr. Clarkson brings significant financial expertise, including an understanding of financial risk management, and experience in preparation and review of financial statements and disclosure documents. The Board also believes that, as a director of multiple public companies, Mr. Clarkson brings valuable insights into a wide range of challenges facing public companies.
PETER T. FONTANA
DIRECTOR SINCE SEPTEMBER 2015
Mr. Fontana, age 71, is the former Chief Operating Officer of Weatherford International, a global provider of equipment and services used in drilling, evaluation, completion, production and intervention of oil and natural gas wells. He retired from Weatherford in 2013, having served as Chief Operating Officer since 2010. Mr. Fontana joined Weatherford in January 2005. Prior to joining Weatherford, Mr. Fontana held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America. Mr. Fontana holds a master’s of business administration from Southern Methodist University and is the inventor and co-inventor on several U.S. patents. He has authored numerous technical papers focused on improved drilling operations. As a former senior executive with a leading oilfield service provider, the Board believes that Mr. Fontana brings significant international operational experience to the Board, especially within the rental services operations.
GARY R. KING
DIRECTOR SINCE SEPTEMBER 2008
Mr. King, age 59, is the Managing Partner of the Matrix Partnership, a strategic advisory firm he founded in 2009, focused on natural resources and based in Dubai, U.A.E. On January 2, 2018, he became the Chief Executive Officer of Radio Physics Solutions after holding the position of Managing Director, Global Business Development since January 2016. From April 2016 to June 2016, he was the Chief Executive Officer of privately held Intrepid GTL. In 2014, he served as the Chief Executive Officer of Regalis Petroleum, a privately held African oil exploration company. From 2012 to 2014, Mr. King served in various positions with the Dutco Group, a diversified infrastructure investment and development company based in Dubai: President of Tarka Resources, Inc., Vice Chairman of Manti Resources, LP, and CEO of Dutco Natural Resources Investments Limited. In 2008 and 2009, Mr. King was the founding Chief Executive Officer of the investment fund Dubai Natural Resources World. Mr. King previously served in senior management positions in the financial and energy industries, after beginning his career as an exploration geologist in 1980. Mr. King is a member of the National Association of Corporate Directors. He previously served on the Board of Directors of Canadian listed Serinus Energy Inc., where he chaired the Compensation Committee and was a member of the Audit Committee, the Corporate Governance Committee and the Reserves Committee. He holds a BSc and an MSc in Petroleum Exploration Geology from the Royal School of Mines, Imperial College, London University, and has an Advanced Certificate in Terrorism Studies with the Centre for the Study of Terrorism and Political Violence at the University of St. Andrews. He is also a Member of the Royal United Services Institute and an Affiliate of The Security Institute. The Board believes that Mr. King brings significant international experience to the Board, especially within the energy sector in the Middle East. The Board also believes Mr. King, as a former executive in a financial institution and other financial and commodities businesses, brings important financial expertise that benefits the Board in addressing issues related to finance.

CONTINUING DIRECTORS (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS
ROBERT L. PARKER, JR.
DIRECTOR SINCE SEPTEMBER 1973
Mr. Parker, age 69, is the retired Chairman of the Board of Directors of the Company. Mr. Parker served the Company as Chairman of the Board of Directors from January 1, 2014 until May 2014. Prior to that, he served as Executive Chairman of the Board of Directors from October 2012 until January 1, 2014. Mr. Parker stepped down from his role as the interim President and Chief Executive Officer of the Company in October 2012 upon Mr. Rich’s appointment to the office of President and Chief Executive Officer. Having joined the Company in 1973, Mr. Parker served as Chief Executive Officer from 1991 to 2009, and was appointed Chairman of the Board of Directors in 2006. He previously was elected Vice President in 1973, Executive Vice President in 1976, and President and Chief Operating Officer in 1977. Mr. Parker is on the Board of Directors of the University of Texas at Austin Development Board and the University of Texas Health Science Center (Houston) Development Board. Mr. Parker is also a member of the Board of Trustees of Schreiner University. Mr. Parker brings significant experience in the oil and gas service industry through his more than 40 years with the Company, and his prior leadership in the International Association of Drilling Contractors and the American Petroleum Institute.
GARY G. RICH
DIRECTOR SINCE OCTOBER 2012
Mr. Rich, age 59, is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. An industry veteran with over 30 years of global technical, commercial and operations experience, Mr. Rich joined the Company in 2012 after a 25-year career with Baker Hughes. Most recently, he served as Vice President of Global Sales for Baker Hughes Incorporated, and prior to this role, he served as president of that company’s European operations. Previously, Mr. Rich was President of Hughes Christensen Company (HCC), a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry. Mr. Rich holds a B.S. in Accounting from Brigham Young University and an M.S. in Science and Technology Commercialization from the University of Texas. Over his career he has held a progressive series of roles across a broad spectrum of focus areas including global sales and strategic marketing and business development; new technology, product and commercialization strategies; and operations, finance and business management. As Chief Executive Officer of the Company, Mr. Rich is well suited to serve as a link between the Board and the Company’s management. Additionally, the Board believes it benefits greatly from his significant experience in the oil and gas service industry gained during the course of his 30-year career.

DIRECTOR COMPENSATION

Fees and Benefit Plans for Non-Employee Directors

Annual Cash Retainer Fees. In 2017, each non-employee Director of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee was paid to all current Directors as of the date of the annual stockholders’ meeting. Directors who left the Board prior to serving the entire period between annual meetings did not forfeit any of the annual retainer previously received.

Meeting Fees. In 2017, non-employee Directors of the Company were paid a fee of $2,500 for each Board meeting, and $2,500 for each committee meeting, attended in person or in which the Director participated by telephone. These meeting fees were paid following each meeting.

Committee Chair Fees. In 2017, the chairs of the Compensation and Corporate Governance Committees each received a fee of $15,000 for his service as a committee chair, and the Audit Committee Chair received a fee of $17,500 for his service as a committee chair.

Presiding Director Fees. Mr. Paterson received a fee of $17,500 for his service as the Presiding Director in 2017.

2017 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Clarkson	$87,500	$96,875	$184,375
Mr. Fontana	$72,500	$96,875	$169,375
Mr. King	$57,500	$96,875	$154,375
Mr. Parker(2)	$45,000	$96,875	$141,875
Mr. Paterson	$87,500	$96,875	$184,375
Mr. Plank(3)	$2,500	—	$2,500
Mr. Reinfrank(4)	$67,500	$96,875	$164,375
Mr. Selim	$82,500	$96,875	$179,375

(1)
Reported amounts reflect the fair value of the awards as of the grant date in accordance with FASB ASC Topic 718 Compensation – Stock Compensation. As of December 31, 2017, each of our then-serving non-employee Directors had 62,500 RSUs.

(2)
In addition to Mr. Parker’s compensation as a Director, in 2017 he received $250,000 in cash payments pursuant to his retirement from the Company on December 31, 2013. See “Certain Relationships and Related Party Transactions” below.

(3)	Mr. Plank retired from the Board effective May 9, 2017.

(4)	Mr. Reinfrank resigned from the Board effective August 16, 2017.

Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and committee meetings and for Board education programs. These amounts are not included in the table above. Employee Directors do not receive any compensation for their participation on the Board.

Equity Grants. Non-employee Directors of the Company are eligible to participate in the Company’s 2010 Long-Term Incentive Plan (as Amended and Restated as of May 10, 2016) (the “2016 Plan”), which allows for the grant of various types of equity awards. On May 9, 2017, after consideration of a report from PM&P and other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended, and the Board awarded, 62,500 restricted stock units (“RSUs”) to each of the non-employee Directors, all of which will vest on the one-year anniversary date of the award. Upon appointment, new non-employee Directors joining the Board are entitled to receive an initial equity grant valued at $30,000.

In December 2017, the Corporate Governance Committee recommended, and the Board approved, a change to the compensation structure for non-employee Directors. This change removed the meeting fees and associated payment of fees based upon meeting attendance and replaced those fees with cash components to be paid on a quarterly basis. In addition, all payment periods were converted to calendar-year-based payments. Payments to Directors who join the Board or who leave the Board during a calendar year will be subject to a quarterly pro rata treatment. Effective January 1, 2018, the cash components of the new compensation structure are as follows:

Cash Components – Paid Quarterly	Cash Compensation
Annual retainer (all non-employee directors)	$50,000
Presiding Director annual fee (if not combined with chair of Corporate Governance Committee)	$17,500
Presiding Director and chairman of the Corporate Governance Committee annual fee (if combined)	$20,000
Annual committee chairman fee for the Chairman of the Corporate Governance Committee (if not combined with the Presiding Director)	$10,000
Annual committee chairman fee for the Chairman of the Compensation Committee	$15,000
Annual committee chairman fee for the Chairman of the Audit Committee	$17,500
Committee membership fee	$12,500

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or Directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “Related Party Transaction Policy” below.

Related Party Transaction Policy

Our Related Party Transaction Policy requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any related party. For the purposes of the policy, a “Related Party” is (a) any senior officer (which shall include, at a minimum, each vice president and officer required to disclose transactions in the Company’s equity securities under Section 16 of the Exchange Act) or Director of the Company, (b) a stockholder owning in excess of five percent of the Company (or its controlled affiliates), (c) a person who is an immediate family member of a senior officer or Director, or (d) an entity which is owned or controlled by a person or entity listed in (a), (b) or (c) above, or an entity in which a person or entity listed in (a), (b) or (c) above has a substantial ownership interest or control. A Related Party Transaction under the policy is any transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than (a) transactions available to all employees generally, and (b) transactions involving less than $5,000 when aggregated with all similar transactions.

Generally, the Corporate Governance Committee reviews Related Party Transactions at its first annual committee meeting, but the committee has special procedures to approve time sensitive Related Party transactions that arise throughout the year. For example, the Chairman of the Corporate Governance Committee has the authority to unilaterally approve Related Party transactions that do not exceed $20,000. Management is responsible for informing the Corporate Governance Committee throughout the year of any material changes to approved Related Party transactions.

Related Party Transactions

On December 31, 2013, Robert L. Parker, Jr., our former Executive Chairman, retired as an employee of the Company. Mr. Parker continued to serve as Chairman of the Company’s Board of Directors until the annual meeting of stockholders held in 2014, at which time Mr. Parker was elected to the Board for a three-year term. In 2017, he was re-elected to another three-year term.

In connection with Mr. Parker’s retirement, the Company and Mr. Parker entered into a Retirement and Separation Agreement dated as of November 1, 2013 (the “Retirement Agreement”). Under the terms of the Retirement Agreement, in 2017, Mr. Parker received his third and final $250,000 payment in exchange for his agreement to provide additional support to the Company when needed in matters in which his historical and industry knowledge, client relationships and related expertise could be of particular benefit to the Company’s interests.

Mr. Peter T. Fontana, one of our Directors, owns $550,000 aggregate principal amount of our 7.50% Senior Notes due 2020 and $650,000 aggregate principal amount of our 6.75% Senior Notes due 2022. The Corporate Governance Committee reviewed these transactions and determined that the continued ownership of the Company’s senior notes did not present a conflict of interest or otherwise impair the independence of Mr. Fontana, or his ability to render independent judgment under the Corporate Governance Listing Standards of the NYSE. This determination was reported to, and ratified by, the Board.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS
Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 1, 2018, based on 138,911,000(1) shares issued and outstanding on such date, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each Director and nominee for Director of the Company, (c) each of the executive officers of the Company, including those named in the Summary Compensation Table, and (d) all Directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The address for each officer and Director is in care of Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

NAME	SHARES OWNED (#) (2)	PERCENTAGE OF OUTSTANDING SHARES
Highbridge Capital Management, LLC(1)	14,761,890	9.61%
Brigade Capital Management, LP(3)	11,465,000	8.25%
Towle & Company(4)	10,910,061	7.85%
Dimensional Fund Advisors, LP(5)	9,211,356	6.63%
BlackRock, Inc.(6)	8,521,928	6.13%
Robert L. Parker, Jr.	1,748,438	1.26%
Gary G. Rich	1,143,816	*
Jon-Al Duplantier	545,805	*
Peter T. Fontana	267,360	*
Jonathan M. Clarkson	213,225	*
Gary R. King	207,246	*
Richard D. Paterson	186,225	*
Bryan R. Collins	147,606	*
Zaki (Amr) Selim	138,231	*
Nathaniel C. Dockray	44,771	*
Michael W. Sumruld	-	*
Directors and executive officers as a group (11 persons)	4,642,723	3.32%

*	Less than 1%

(1)
Highbridge Capital Management, LLC (“Highbridge”) owns 310,000 shares of Parker Drilling’s 7.25% Mandatory Convertible Preferred Stock (convertible into 14,761,890 shares of common stock pursuant to the terms of the Certificate of Designations of the 7.25% Mandatory Convertible Preferred Stock) based on information obtained from Schedule 13G/A filed by Highbridge with the SEC on February 14, 2018. Highbridge is located at 40 West 57th Street, 32nd Floor, New York, NY 10019. For purposes of calculating beneficial ownership of the Company’s Common Stock, the shares of Common Stock issuable upon conversion of our 7.25% Mandatory Convertible Preferred Stock owned by Highbridge are deemed outstanding in calculating the beneficial ownership of Highbridge, but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above.

(2)
Includes shares for which the person has sole voting and investment power, or has shared voting and investment power with his/her spouse. Also includes restricted stock held by Directors and executive officers over which they have voting power but not investment power. Includes options exercisable on March 19, 2018 or within 60 days thereof (of which there are currently none), and excludes options not exercisable within 60 days of March 19, 2018. Includes RSUs vested on March 19, 2018 or within 60 days thereof and excludes RSUs not vesting within 60 days of March 19, 2018.

(3)
Based on information obtained from Schedule 13G/A filed by Brigade Capital Management, LP with the SEC on February 13, 2018. Brigade Capital Management, LP is located at 399 Park Avenue, 16th Floor, New York, NY 10022.

(4)	Based on information obtained from Schedule 13G/A filed by Towle & Co. with the SEC on February 13, 2018. Towle & Co. is located at 1610 Des Peres Road, Suite 250, St. Louis, MO 63131.

(5)
Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2018. Dimensional Fund Advisors LP is located at Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Based on information obtained from Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 24, 2018. Blackrock, Inc. is located at 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than ten percent of the Common Stock of the Company to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal year 2017.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2017, all of the Section 16(a) reports applicable to our officers, Directors and greater-than-10-percent stockholders were timely filed.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF DIRECTORS

The By-laws of the Company currently provide that the number of Directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board, provided that our Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”), provides that the number shall not be less than three nor more than 15. We currently have seven Directors.

In accordance with the Certificate of Incorporation of the Company, the members of the Board are divided into three classes and are elected for a term of office expiring at the third succeeding Annual Meeting of Stockholders following their election to office. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III Directors currently expire at the Annual Meeting of Stockholders in 2018, 2019 and 2020, respectively.

In accordance with the recommendation of the Corporate Governance Committee, the Board has nominated Messrs. Paterson and Selim for election as Class I Directors at the Annual Meeting. Mr. Paterson has been a Director since 2012 and Mr. Selim has been a Director since 2015. Mr. Paterson is the Presiding Director, Chair of the Corporate Governance Committee, and a member of the Audit Committee; Mr. Selim is the Chair of the Compensation Committee and a member of the Corporate Governance Committee.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Paterson and Selim. Should either of these nominees become unable for any reason to stand for election as a Director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Corporate Governance Committee may recommend and the Board may propose to replace such nominee. The Company knows of no reason why either of the nominees will be unavailable or unable to serve. Biographical information on these Directors and our remaining Directors can be found under “Our Board of Directors” beginning on page 14 of this Proxy Statement. Each of the nominees for Class I Director this year currently is a Director of the Company and has consented to serve a three-year term.

The Board of Directors recommends a vote FOR these nominees.

PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company seeks an advisory vote on the compensation of our named executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement. Your vote is an advisory vote only, and it will not be binding on the Company or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and will annually seek an advisory vote and consider the voting results when making future decisions regarding executive compensation.

The Company has in the past sought approval from stockholders regarding certain incentive plans we use to motivate, retain and reward our executives. For example, at the 2016 Annual Meeting of Stockholders the stockholders voted to approve the 2016 Plan.

As described more fully in the CD&A section of this Proxy Statement, our executive compensation philosophy is to provide competitive total compensation to our executive officers that rewards performance measured against pre-approved goals and is appropriate considering all relevant factors and circumstances. Our executive compensation strategy is to target the market median for each element of pay, although our incentive compensation programs offer both upside and downside potential that may result in actual compensation above or below the median, depending upon performance. In years of superior performance, our incentive program is designed to pay out near the top quartile of the market. We believe this philosophy helps us attract, retain and appropriately motivate highly-qualified executives. We also believe that the goals and objectives of our compensation philosophy are best served by adhering to three fundamental principles:
•    Competitiveness - We use various tools to provide compensation opportunities that are competitive with our peers in order to support our efforts to attract and retain high caliber talent;
•    Pay for Performance - We emphasize performance and variable compensation by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance; and
•    Alignment with Stockholders - We promote a focus on long-term value creation for stockholders by encouraging executives to build and maintain meaningful levels of ownership through a combination of equity incentive awards and mandatory share ownership requirements.

Additionally, we have several governance programs in place to align executive compensation with stockholder interests and to mitigate risks in our plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and claw-back provisions. For more information, see “Risk Management” in the Compensation Discussion & Analysis at page 44 below.

At our 2017 annual meeting, we conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which approximately 86% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency. We intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

The Board of Directors recommends an advisory vote FOR the Company’s compensation of our named executive officers as disclosed in the CD&A section and the accompanying compensation tables contained in this Proxy Statement.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has engaged KPMG LLP (“KPMG” or “independent accountants”) to serve as our independent registered public accounting firm for 2018, and stockholders are being asked to ratify that appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of KPMG will attend the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK

We are seeking stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to implement, at the discretion of our Board (but prior to the annual meeting of our stockholders in 2019 (the “2019 Annual Meeting”)), a reverse stock split of the issued and outstanding shares of our Common Stock, par value $0.16 2/3 per share. This split would combine a whole number of outstanding shares of our Common Stock in a range of not less than five shares and not more than fifteen shares, into one share of Common Stock at any time (the “Reverse Split”). The amendment will also reduce the number of authorized shares of Common Stock in proportion to the reduction of the issued shares (the “Authorized Share Reduction” and, together with the Reverse Split, the “Reverse Split Proposal”).

On March 8, 2018, our Board unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval an amendment to our Certificate of Incorporation to effect the Reverse Split Proposal. Approval of the Reverse Split Proposal includes the approval of the amendment to the Company’s Certificate of Incorporation set forth in Appendix A to this Proxy Statement.

If the Reverse Split Proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without further action by the stockholders, to effect the Reverse Split Proposal at any time prior to the 2019 Annual Meeting. Even if the stockholders approve the Reverse Split Proposal, the Board may determine in its discretion not to effect the Reverse Split Proposal and abandon the amendment to the Certificate of Incorporation if the Board does not deem it to be in the best interests of our stockholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our stockholders.

The Board believes that stockholder approval of a range of Reverse Split ratios (rather than a single exchange ratio) is in the best interests of the Company’s stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Split and because it is not possible to predict market conditions at the time the Reverse Split would be implemented. The Board’s decision as to whether and when to effect the Reverse Split Proposal, as well as the ratio it selects for the Reverse Split, will be based on a number of factors, including:

•	existing and expected trading prices and trading volumes for our Common Stock;

•	actual and forecasted results of operations, and the likely effect of such results on the market price of our Common Stock;

•	the projected impact of the Reverse Split ratio on trading liquidity in our Common Stock;

•	the potential devaluation of our market capitalization as a result of the Reverse Split;

•	the continued listing standards of the NYSE; and

•	prevailing market, industry and general economic conditions.

Following the Reverse Split, the number of our outstanding shares of Common Stock will be significantly reduced. Except for any adjustments for fractional shares as described below, our stockholders will hold the same percentage of our outstanding Common Stock immediately following the Reverse Split as they held immediately prior to the Reverse Split. The Reverse Split will not change the relative voting power of our stockholders and will affect all of our stockholders uniformly.

The Reverse Split Proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders.

There are certain risks associated with the Reverse Split Proposal, and we cannot accurately predict or assure the Reverse Split Proposal will produce or maintain the desired results. For more information on the risks associated with the Reverse Split Proposal, see “Certain Risks Associated with the Reverse Split Proposal”. However, our Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of the Reverse Split Proposal.

Reasons for the Reverse Split

The primary purpose for effecting the Reverse Split, should the Board choose to effect one, would be to increase the market price of each share of our Common Stock. By effectively condensing a number of pre-split shares into one share of Common Stock, the market price of a post-split share is generally greater than the market price of a pre-split share. The Board believes that, should the appropriate circumstances arise, effecting the Reverse Split would, among other things, help us to:

•	Meet certain continued listing requirements of the NYSE; and

•	Appeal to a broader range of investors to generate greater investor interest in the Company.

Meet Continued NYSE Listing Requirements - Our Common Stock is listed on the NYSE under the symbol “PKD.” In order for our Common Stock to continue trading on the NYSE, we must comply with various listing standards, including that the Common Stock maintain a minimum average closing price of at least $1.00 per share during a consecutive 30-day trading period. On January 2, 2018, the NYSE provided notice to the Company that the decline in the market price of the Common Stock caused it to be out of compliance with this requirement. Although the trading price of our Common Stock subsequently improved such that we regained compliance with this standard as of February 1, 2018, our Common Stock has again traded below $1.00 and we received a second notice from the NYSE on March 14, 2018. As required by the NYSE, the Company notified the NYSE of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. In general, a listed company has a period of six months following the receipt of the notice to regain compliance. If the common stockholders approve the Reverse Split Proposal, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above such level for at least the following 30 trading days. Failure to comply with this listing requirement may lead to delisting from the NYSE, which could have a material adverse effect on our financial condition and Common Stock. We believe that a higher market price that should result from a Reverse Split will help us maintain compliance with the NYSE listing requirements.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in the market price of our Common Stock may make it more attractive to investors. Many brokerage firms have internal policies and practices that have the effect of discouraging individual brokers from recommending lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. We believe that the Reverse Split, if effected, would make our Common Stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of our Common Stock for our holders.

Reasons for the Authorized Share Reduction

As a matter of Delaware law, effecting the Reverse Split does not require a change in the number of authorized shares of Common Stock. However, our Board believes that effecting the Authorized Share Reduction in connection with any Reverse Split will maintain alignment with market expectations regarding the number of shares of our authorized Common Stock in comparison to the number of shares issued or reserved for issuance, and ensure that we do not have what certain stockholders might view as an unreasonably high number of authorized shares available for issuance.

Certain Risks Associated with the Reverse Split Proposal

The Reverse Split May Not Increase the Market Price of our Common Stock - Even if a Reverse Split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our financial performance, industry conditions, general economic conditions and other factors unrelated to the number of shares outstanding. The effect of a Reverse Split on the market price of our Common Stock cannot be accurately predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the market price of our Common Stock after a Reverse Split will rise in exact proportion to the resulting reduction in the number of shares outstanding, or at all. Furthermore, even if the market price of our Common

Stock increases immediately after the Reverse Split, there can be no assurance that such higher price will be maintained for any period of time. Moreover, because some investors may view a reverse stock split negatively, we cannot assure you that approval of the Reverse Split will not adversely impact the market price of our Common Stock. In addition, even if the Reverse Split is effected, there can be no assurance that we will continue to meet the continuing listing standards of the NYSE.

The Reverse Split May Result in Some Stockholders Owning “Odd Lots” - A Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

The Reverse Split May Decrease the Liquidity of our Common Stock or Lead to a Decrease in our Overall Market Capitalization - The Reverse Split will reduce the total number of shares of Common Stock outstanding, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the trading price of our Common Stock does not increase as a result of the Reverse Split. In addition, the Reverse Split could lead to a decrease in our overall market capitalization. If the trading price of our Common Stock does not increase in proportion to the Reverse Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of shares of Common Stock outstanding following the Reverse Split.

Principal Effects of the Reverse Split Proposal
If our stockholders approve the Reverse Split Proposal and the Board elects to effect such proposal, our issued and outstanding shares of Common Stock would decrease at the Reverse Split ratio of not less than one-for-five (1:5) and not more than one-for-fifteen (1:15). The Reverse Split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company or relative voting or other rights that accompany the shares of Common Stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The Reverse Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.
In addition to the change in the number of shares of Common Stock outstanding, the Reverse Split will also result in a proportionate reduction in the number of shares of Common Stock available for future awards under the 2016 Plan (defined below). Under the terms of our outstanding equity awards, the Reverse Split would proportionately reduce the number of shares of Common Stock issuable upon exercise or vesting of such awards in the same ratio as the Reverse Split, and correspondingly, would proportionately increase the exercise or purchase price, if any, of all such awards. The number of shares of Common Stock issuable upon exercise or vesting of outstanding equity awards and the exercise or purchase price related thereto, if any, would be equitably adjusted in accordance with the terms of the 2016 Plan, which may include rounding the number of shares of Common Stock issuable down to the nearest whole share, with no cash payment being made in respect of such rounding, and the exercise or purchase price of such equity awards rounded up to the nearest whole cent, in each case in compliance with the requirements of Section 424 and 409A of the Code, as applicable, and the Treasury Regulations issued thereunder.
The following table contains approximate information relating to our Common Stock, based on share information as of March 1, 2018:

	Current	After Reverse Split if 1:5 Ratio is Selected	After Reverse Split if 1:15 Ratio is Selected
Authorized Common Stock	280,000,000	56,000,000	18,666,666
Common Stock issued and outstanding	138,911,000	27,782,200	9,260,733
Common Stock issuable pursuant to outstanding awards under 2016 Plan	3,798,338	759,667	253,222
Common Stock reserved for issuance for future grants under 2016 Plan	4,627,427	925,485	308,495
7.25% Mandatory Convertible Preferred Implied Share Count post conversion if PKD < $2.10 (pre-split)	23,809,524	4,761,904	1,587,301
7.25% Mandatory Convertible Preferred Implied Share Count post conversion if PKD > $2.35 (pre-split)	21,276,596	4,255,319	1,418,439
Common Stock authorized but unissued and unreserved/unallocated	108,853,117	21,770,744	7,256,915

Procedure for Effecting the Reverse Split Proposal and Exchange of Stock Certificates

If the Reverse Split Proposal is approved by our stockholders, our Board, in its sole discretion, will determine whether to effect the Reverse Split Proposal taking into consideration the factors discussed above. If our Board believes that the Reverse Split Proposal is in our best interests and the best interests of our stockholders, our Board will then implement the Reverse Split Proposal.

The Reverse Split Proposal would be effected by filing a certificate of amendment to our Certificate of Incorporation with the Secretary of State of Delaware. A copy of the proposed form of amendment is attached to this proxy statement as Appendix A. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our stockholders, the authorized shares of our Common Stock would be reduced in proportion to the ratio of the Reverse Split and the outstanding shares of Common Stock held by stockholders of record as of the effective date of the Reverse Split would be converted into a lesser number of shares of Common Stock calculated in accordance with the reverse stock split ratio of not less than one-for five (1:5) and not more than one-for-fifteen (1:15).

For example, if a stockholder presently holds 100 shares of our Common Stock, he or she would hold 20 shares of Common Stock following a one-for-five Reverse Split, or 10 shares of Common Stock following a one-for-ten Reverse Split, in each case with an additional amount of cash in lieu of fractional shares as described below under “Fractional Shares.” Beginning on the effective date of the Reverse Split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

The Reverse Split and Authorized Share Reduction would become effective at the time the certificate of amendment to the Certificate of Incorporation is filed with the Secretary of State of Delaware and becomes effective, with the exact timing to be determined at the discretion of our Board. Stockholders would be notified that the Reverse Split Proposal had been effected as soon as practicable after the effective date.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)

Upon effecting the Reverse Split, we intend to treat Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split and making payments for fractional shares. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders that are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Equiniti Trust Company. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent and the stockholder’s account is in good standing, no action needs to be taken to receive post-Reverse Split shares or cash in lieu of fractional shares, if applicable. Notification of the reverse stock split will automatically be sent to the stockholder’s address of record along with any applicable instructions. If the transfer agent has a valid address for the stockholder, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the Reverse Split.

Effect on Certificated Shares
You will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of the Company’s Common Stock for a statement of holding. When you submit your certificate representing the pre-reverse stock split shares of the Company’s Common Stock, your post-reverse stock split shares of the Company’s Common Stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of the Company’s Common Stock you own in book-entry form that are registered in your name with our transfer agent. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.
Some registered holders of the Company’s Common Stock may hold some or all of their shares in certificate form. If any of your shares of the Company’s Common Stock are held in certificate form, commencing as soon as practicable after the effective date of a Reverse Split, our transfer agent will send you a letter of transmittal containing instructions on how to surrender your certificates representing Common Stock (“Old Certificates”) to the transfer agent. When you submit your Old Certificates, your post-Reverse Split shares of Common Stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-Reverse Split shares of our Common Stock you own in book-entry form that are registered in your name with our transfer agent. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest. No shares will be issued to you in book-entry form until you have surrendered to the transfer agent all Old Certificates, together with a properly completed and executed letter of transmittal. No stockholder will be required to pay a transfer or other fee to exchange Old Certificates. The letter of transmittal will contain instructions on how a stockholder may receive book-entry shares if his or her Old Certificates have been lost. If a stockholder has lost his or her certificates, the stockholder will have to pay any surety premium and the service fee required by our transfer agent.
Until surrendered, outstanding Old Certificates held by stockholders will represent only the number of whole shares created as a result of the Reverse Split of the shares formerly represented by the Old Certificate.

Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the Reverse Split, the transfer agent will provide registered stockholders with instructions in a letter of transmittal for converting Old Certificates into book-entry shares. Stockholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the Reverse Split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares (because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the split ratio determined by the Board) will be entitled to an amount in cash (without interest) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the product of: (i) the closing price per share of our Common Stock on the NYSE on the last trading day immediately preceding the effective date of the Reverse Split and (ii) the Reverse Split factor chosen by the Board. Except for the right to receive the cash payment in lieu of fractional shares, after the Reverse Split, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence concerning ownership of such funds has been received by us or the exchange agent within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our Common Stock would remain unchanged at $0.16 2/3 per share, if the Reverse Split Proposal is effected.

The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.16 2/3 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of Common Stock outstanding. Capital in excess of par value would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of the Reverse Split because there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Split Proposal.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to the Reverse Split Proposal, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Consequences of the Reverse Split Proposal

The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Split Proposal to the Company and to stockholders that hold shares of Common Stock as “capital assets” for U.S. federal income tax purposes (generally, for investment purposes). This discussion is based upon provisions of the Code, the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the Reverse Split to vary substantially from the consequences summarized below.

This summary applies only to a stockholder that, for U.S. federal income tax purposes, is (a) an individual U.S. citizen or resident alien, (b) an entity created or organized under U.S. law that is treated as a corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a U.S. court can exercise primary jurisdiction over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. Moreover, this summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, S corporations, regulated investment companies, real estate investment trusts, retirement plans, partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Split Proposal. The following discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. THIS DISCUSSION IS NOT TAX ADVICE. ALL HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT PROPOSAL TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE SPLIT PROPOSAL ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to the Company. The Reverse Split Proposal should constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split Proposal.

Tax Consequences to Stockholders. Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split Proposal, except to the extent of any cash received in lieu of a fractional share of Common Stock (which fractional share will be treated as received and then exchanged for cash). Each stockholder’s aggregate tax basis in the Common Stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the Common Stock exchanged in the Reverse Split. In addition, each stockholder’s holding period for the Common Stock it receives in the Reverse Split should include the stockholder’s holding period for the Common Stock exchanged in the Reverse Split.

In general, a stockholder who receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share. The stockholder should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long−term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of Common Stock or who exercise some control over the affairs of the Company. Stockholders are urged to consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries may be subject to both backup withholding and information reporting. A stockholder would be subject to backup withholding if such stockholder is not otherwise exempt and such stockholder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Interests of Directors and Executive Officers

Our Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal, except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Split Proposal

We reserve the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Certificate of Incorporation, even if the authority to effect the Reverse Split Proposal has been approved by our stockholders at the Annual Meeting. By voting in favor of the Reverse Split Proposal, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, the Reverse Split Proposal if it should so decide, in its sole discretion, that such action is in the best interests of the Company and our stockholders.

The Board of Directors recommends a vote FOR Proposal 4 to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock and a corresponding reduction in the number of authorized shares of the Company’s Common Stock.

Audit Committee Report
The Company’s Audit Committee Charter (the “Charter”, which may be found at http://www.parkerdrilling.com/audit-committee-charter.aspx) establishes the Committee’s duties and responsibilities to provide independent, objective oversight of the Company’s financial reporting, internal controls, compliance, and internal and independent audit activities. The Audit Committee conducts its oversight activities in accordance with the requirements of the Charter and reports on its activities to the Board. The Committee itself is not required to plan or conduct audits, or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles. These responsibilities are those of management and the independent accountants (external auditor). During 2017, the Committee met formally on six (6) occasions.

Oversight of Financial Statements, Internal Controls and Compliance
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls over financial reporting, and compliance with laws, regulations and Company policies. The Audit Committee oversaw these financial reporting functions and processes by conducting the following activities:

•
Reviewed quarterly financial statements and earnings releases, the 2017 year-end audited financial statements, including disclosures made in the management discussion and analysis section of the associated Annual Report on Form 10-K (the “10-K”), the propriety of the accounting principles applied, the reasonableness of significant judgments and the sufficiency of the disclosures, and discussed these matters with management and the independent accountants;

•	Made recommendations to the Board regarding the audited financial statements to include in the Company’s 10-K;

•
Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices, and potential alternative treatment of significant financial transactions;

•
Discussed with management the Company’s earnings press releases, including the use of “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

•
Reviewed the annual compliance report from management regarding conformity with applicable legal requirements and the Company’s Code of Conduct by the Company and its subsidiaries and affiliated entities;

•
Discussed with management various matters regarding the compliance by the Company and its subsidiaries and affiliated entities with applicable laws and regulations and the Company’s Code of Conduct, including sections regarding compliance with the U.S. Foreign Corrupt Practices Act;

•	Reviewed reports and disclosures of insider and affiliated-party and related-party transactions;

•	Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including risk assessment and risk management policies;

•
Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any potential off-balance sheet structures on the Company’s financial statements;

•	Discussed with management and legal counsel significant legal matters and their potential impact on accounting and disclosures;

•
Maintained oversight over the anonymous reporting, including reporting via a third-party helpline service, of potential alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX legislation, and, as appropriate and applicable, reviewed reported matters with the Chief Compliance Officer and/or the General Counsel to ensure the matters were properly investigated and that appropriate remedial action was taken;

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX;

•
Reviewed reports from management and the independent accountant on internal controls over financial reporting filed pursuant to Section 404 of SOX, which reports did not disclose any material weaknesses, and discussed with management the adequacy of changes in internal controls over financial reporting to address less significant deficiencies;

•	Met privately with financial and executive management, the independent accountants, the internal auditors, and the Chief Compliance Officer at various times throughout the year; and

•
Discussed two new accounting standards, Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), and ASU 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board (FASB), the application of the standards to the Company, the ongoing process to determine potential impacts of the changes, and the implementation timeline.

Oversight of the Internal Audit Function

The Internal Audit function monitors certain compliance requirements and conducts audit activities that help management assess the level of compliance with established internal controls, detect potential internal controls deficiencies, and identify new controls to remediate such deficiencies. The Committee met regularly with internal audit management and the public accounting firm hired to plan, direct, and execute the company’s internal audit activities, including private meetings without other members of management present. During these meetings, the Committee reviewed the planned scope of and budget for internal audit activities, the Company’s system of internal accounting controls, its key audit findings, and the timeliness of management’s responses and remediation activities.

Oversight of the Independent Accountants (External Auditor)

The Company has engaged KPMG LLP as the independent registered public accounting firm (“external auditor”) to conduct audits of the Company’s financial statements and reports on internal controls over financial reporting. KPMG LLP has served in this role since 2007. The Committee is directly involved in the selection of the firm used to conduct its audits and, when rotation is required, the selection of the lead audit engagement partner. The Audit Committee oversaw the activities of the external auditor by conducting the following activities:

•	Assessed the independence and transparency of both oral and written communication received from the external auditor;

•
Met privately with the lead audit engagement partner responsible for the Company audit on a regular basis following formal audit committee meetings, including regular discussions between the lead partner and the Audit Committee Chair in advance of formal meetings to discuss relevant agenda items and other matters;

•	Engaged in private discussions with the external auditor to discuss matters relevant to the adequacy of scope, planning, and implementation of the Company’s audit;

•
Received from and discussed with the external auditor written required communications as established by the Public Company Accounting Oversight Board (PCAOB) including, without limitation, discussion of the quality as well as the completeness and accuracy of the financial statements;

•	Obtained written confirmation from the external auditor of its independence with respect to the Company;

•	Approved, in advance, all fees for audit, audit-related and permissible non-audit services, except for de minimis amounts, in accordance with our policy;

•
Considered the potential impact on auditor independence of non-audit services prior to engagement and approved fees for non-audit services in accordance with the policy (fees paid to the external auditor are set forth in the table immediately following this report);

•	Evaluated the performance of the external auditor and audit team, including their independence, in accordance with our formal evaluation process; and

•	Discussed with the lead engagement partner the results of the external auditor’s PCAOB inspection process and their system of quality control.
Additionally, in February 2018, the Committee approved the retention of KPMG LLP as the independent registered public accounting firm of the Company for 2018 and recommended ratification of this decision by the stockholders.
Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Respectfully submitted,

Jonathan M. Clarkson, Chairman
Peter T. Fontana
Richard D. Paterson

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by KPMG, the Company’s independent registered public accounting firm, for the audit of the Company’s financial statements for the years ended December 31, 2016 and 2017, respectively, and fees billed for other services rendered by KPMG during the same periods.

	2016	2017
Audit fees(1)	$2,514,950	$2,907,650
Audit related fees(2)	$76,000	$54,991
Tax related fees(3)	$240,107	$369,050
Total	$2,831,057	$3,331,691

(1)
Audit fees related to the annual financial statement audit, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, and audits in conjunction with SOX Internal Control requirements.

(2)	Audit related fees are primarily for services not directly related to the Company’s annual financial statements, for example, periodic assistance and consultation related to filings with the SEC.

(3)
Tax-related fees for services consisting primarily of assisting Company affiliates in the preparation of foreign tax returns, tax structure review and evaluation, and other tax advice and compliance considerations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC rules and regulations regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of the independent accountants. In response to these rules, the Audit Committee previously established a policy in connection with the pre-approval of all audit and permissible non-audit services provided by the independent accountants. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Fellow Stockholder,

Parker Drilling is proud to be part of your investment portfolio, and the Compensation Committee thanks you for your continued support. Our Committee is composed entirely of independent Directors. We acknowledge our responsibility to design and implement competitive compensation programs that promote the interests of our stockholders and that link executive pay with the Company’s performance.

Parker Drilling operates in a highly competitive and complex industry. Its cyclical nature requires a management team that is not only aligned with stockholders’ interests, but also capable of managing through the industry cycles while continuing to position the Company for future success. Our goal is to develop compensation programs that reward financial results and effective strategic leadership, while building sustainable value for stockholders. Our programs must be competitive to attract, motivate, and retain the caliber of executive talent required to manage effectively our global business, regardless of the industry environment.

The Compensation Discussion and Analysis (“CD&A”) that follows describes our compensation-related governance policies and processes, and how the Committee applied those policies and processes to determine named executive officer (“NEO”) compensation in 2017. The CD&A describes strong alignment between Parker’s achievement of financial targets and our NEO compensation. For example, even though most financial metrics were exceeded, the Committee limited annual incentive compensation to target, as the Company’s net income was negative. In addition, a significant portion of our NEO compensation is incentive compensation and tied to Parker’s common stock price, which negatively impacted the payout value for long-term incentive awards.

Your Board of Directors and all Parker Drilling employees are committed to delivering value to investors over the long term, and this Committee remains committed to continued alignment of compensation with performance on behalf of you – our stockholder. We appreciate your support and look forward to many successful years of partnership with you ahead.

Sincerely,
/s/ Zaki Selim
Zaki Selim, Chairman
Compensation Committee

Executive Summary
This compensation discussion and analysis (“CD&A”) describes our compensation practices and decisions focusing specifically on compensation earned during 2017 by our Chief Executive Officer (“CEO”), current Chief Financial Officer (“CFO”), former CFO, Interim CFO and current Chief Administrative Officer & General Counsel, and our President of Drilling Operations. Throughout this CD&A, we will collectively refer to this group as our named executive officers (“NEOs”). We also summarize actions that have occurred in fiscal year 2018 for those executives prior to the filing of this Proxy Statement. Our NEOs are or were members of our senior leadership team (“Leadership Team”).
The Compensation Committee (the “Committee”) of our Board approves and oversees the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including the determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the Leadership Team. Annually, the Committee recommends to the Board for its approval the compensation of each of the NEOs except the CEO, whose compensation is established by the Committee.
Our compensation philosophy is to provide our executive officers with compensation that is competitive, rewards achievement of pre-determined goals that align with the interests of our stockholders, and is appropriate considering all relevant factors and circumstances. We target the market median for each element of pay, but our incentive compensation programs offer both upside and downside potential that may result in actual compensation at, above or below the median depending upon performance. In years of superior performance compared to the market generally, our incentive program will pay out near the top quartile of the market. Conversely, in periods of poor performance, our incentive program will pay out near the bottom quartile of the market. Additionally, the Committee has discretion to increase or decrease final awards to account for non-routine items or occurrences.

Our program focuses on three fundamental principles:

Compensation Principle	Description/Rationale
Competitiveness	We provide compensation opportunities that are competitive with our peers in order to attract and retain high-caliber talent.
Pay for Performance	We emphasize performance by linking compensation to the achievement of specific goals and the completion of strategic initiatives that improve our financial performance.
Alignment with Stockholders
We focus on creating long-term value for stockholders by encouraging executives to build and maintain meaningful levels of ownership in the Company through a combination of equity incentive awards and mandatory share ownership requirements. We develop incentives that reward the creation of long-term value and discourage excessive or unnecessary risk taking.

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation programs:

•
Focus on Variable Compensation – our program design emphasizes incentive-based, variable compensation, and pre-established performance metrics and/or stock price performance dictates the bulk of this variable pay. Eighty percent of our CEO’s target annual compensation is variable.

•	Annual Incentive Compensation Plan Performance Goals and Thresholds – targets under our annual cash incentive program provide for both upside and downside potential depending upon actual performance, with the upside opportunities capped to help mitigate the risk of overemphasizing achievement of annual results at the expense of long-term value; and

•
Long-Term Compensation Strategy – Only 40% of our CEO’s compensation focuses on the current fiscal year. The remaining 60% comprises our long-term incentive programs which (i) utilize three-year vesting periods and three-year rolling performance periods to provide long-term incentive compensation that rewards sustained performance, and (ii) are directly linked to stockholders’ interests over the performance period.

These attributes combine to generate realized pay outcomes that align with Company performance. As noted elsewhere in this CD&A, the Company, like the overall oilfield services industry, has suffered significant declines in financial results since 2014. As a result, the payout values of both short-term and long-term incentive compensation for our NEOs are significantly less than the target values established at the beginning of each performance period. The following chart compares target annual compensation and realized annual compensation for each of 2014, 2015, 2016 and 2017.
2017 At-A-Glance

The oil and natural gas industry is highly cyclical. Activity levels are driven by traditional energy industry activity indicators, which include current and expected commodity prices, drilling rig counts, footage drilled, well counts, and our customers’ spending levels allocated to exploratory and development drilling.
Historical market indicators are listed below:

	2017	% Change	2016	% Change	2015
Worldwide Rig Count (1)
U.S. (land and offshore)	875	72%	510	(48) %	978
International (2)	948	(1)%	955	(18)%	1,167
Commodity Prices (annual average) (3)
Crude Oil (Brent)	$54.74	21%	$45.13	(16)%	$53.60
Crude Oil (West Texas Intermediate)	$50.85	17%	$43.47	(11)%	$48.78
Natural Gas (Henry Hub)	$3.02	18%	$2.55	(3)%	$2.63
(1) Estimate of drilling activity as measured by annual average active rig count for the periods indicated - Source: Baker Hughes Rig Count.
(2) Excludes Canadian Rig Count.
(3) Average daily commodity prices for the periods indicated based on NYMEX front-month composite energy prices.

In 2017, our gross margin, excluding depreciation and amortization, increased 35%. This is indicative of the efforts our employees are taking to ensure we continue to grow the business while maintaining focus on our costs. We have thoroughly streamlined our company’s cost structure to maximize future margin, positioning the company for continued improvement going forward.

Our U.S. Rental Tools business benefited from higher spending by shale operators as our 2017 revenues increased by 70% compared to 2016. In our International Rental Tools business, gross margin improved throughout the year and we achieved positive gross margin in the fourth quarter. Although our Drilling Services business has not yet seen the impact of higher commodity prices, we are well positioned with strong customer relationships and quality equipment as the recovery unfolds.

Some of our noteworthy achievements during the year include:

•	2017 was the safest year in our recorded history and 95% of our active world-wide facilities went the entire year without a recordable incident as we continue to target zero injuries.

•	In October 2017, we attained the International Association of Drilling Contractors’ Competence Assurance Accreditation.

•	2017 was a record for our rig operations group as we limited rig downtime to less than 0.5%. Our operating rig in Alaska achieved two years without a single minute of downtime.

•
We secured international land rig contracts throughout the year as International & Alaska Drilling segment utilization increased from a low of 32% in the three months ended June 30, 2017 to 40% for the three months ended December 31, 2017. Specifically, we were able to execute contracts in the Kurdistan Region of Iraq and in Indonesia. We received a letter of intent for a second rig to begin drilling in the Kurdistan Region of Iraq early in 2018, with growing interest in our services in the region.

•
During the fourth quarter, as a part of our push to reduce the number of countries where we have one rig operations, we sold our rig in Papua New Guinea. The rig had been idle since May 2015 and we saw limited opportunity to put it to work. Closing the Papua New Guinea operation helps enable us to build scale in more favorable geographic locations as well as gain better returns on our assets.

•
In addition, in February 2018 we amended our 2015 Secured Credit Agreement to replace financial maintenance covenants with a borrowing base and liquidity covenant, which we believe will help ensure we have available liquidity in addition to our cash on hand, in light of the delayed recovery in international markets.

Below are highlights of some of the compensation-related decisions for 2017:

•
The Committee and its independent consultant, Pearl Meyer & Partners (“PM&P”) reviewed the compensation of our executives relative to benchmark data for our compensation peer group. The Committee determined that our CEO’s total compensation opportunity is well below market median. This is primarily because the industry downturn and our performance during that time has not allowed us to adjust the CEO compensation since 2014. In fact, the CEO’s base salary, short-term incentive target pay and long-term incentive target pay have not changed since 2014. Currently, our CEO’s target cash compensation (base salary and target annual short-term incentive compensation) of $1.3 million is 19% below the median for our compensation peer group, and his target annual long-term incentive compensation of $1.9 million is 29% below the median.

•	Despite the benchmark results, the Committee decided to maintain CEO base salary and target incentive pay at the same level as each of the previous 3 years.

•
As part of our normal annual long-term incentive grant cycle, the Committee approved grants to our NEOs of time-based Restricted Stock Units (“RSUs”) and Phantom Stock Units (““PhSUs”), as well as performance-based awards in the form of Phantom Performance Stock Units (“PhPSUs”) and Performance Cash Units (“PCUs”). Final payout of the performance-based units will be determined and closely correlated to the Company’s relative Total Shareholder Return (“TSR”) and relative Return on Net Capital Employed (“ROCE”) compared to our Performance Peer companies, thus continuing to align our Leadership Team’s compensation with stockholders’ interests.

•
The Committee established challenging performance measures for the 2017 ICP intended to focus our executives on growing EBITDA and managing cash. Based upon our actual 2017 performance, the program yielded a 120% payout; however, the Company’s net income was negative for the year and so the Committee reduced the corporate factor for short-term incentive compensation to a 100% payout (target level). While the Committee also approved individual performance factors reflecting achievement of individual objectives of each of the executives over the year (namely winning new business, strengthening client relations, and lowering overhead costs), the Committee limited the individual performance factors to target level.

Participants
The Committee has designed the compensation program components described in this CD&A specifically for our Leadership Team, which includes our NEOs. In 2017 the NEOs were:

Name	Title
Gary Rich	Chairman, President, and Chief Executive Officer (“PEO” or “CEO”)
Michael Sumruld	Senior Vice President and Chief Financial Officer (“PFO” or “CFO”)
Chris Weber	Former Senior Vice President and Chief Financial Officer (“PFO” or “CFO”)
Jon-Al Duplantier	Senior Vice President, Chief Administrative Officer (“CAO”) and General Counsel; Former Interim Chief Financial Officer (“PFO or “CFO”)
Bryan Collins	President of Drilling Operations

On June 21, 2017, Mr. Weber resigned from Parker Drilling Company. The Board of Directors appointed Mr. Duplantier as Interim CFO (in addition to his other duties) and the Company initiated a search for a CFO, considering internal and external candidates. Mr. Sumruld joined the Company on October 1, 2017 and received a compensation package similar to the prior CFO. The details of the compensation package are described throughout this CD&A.

Administration

Role of the Committee
The Committee administers our executive compensation program in accordance with its charter and other corporate governance requirements of the SEC and the NYSE. In designing our compensation programs and making decisions on individual executive compensation, the Committee periodically reviews and considers the following information and factors:

•	the Company’s executive compensation philosophy, policies and objectives, including the rationale underlying each element of executive compensation;

•	review of executive compensation tables containing the following information with respect to each executive officer:

▪	total compensation and the components thereof (base salary, annual incentive pay, long-term incentive compensation),

▪	future compensation including, without limitation, estimated long-term incentive plan payouts,

▪	potential post-termination compensation, and

▪	perquisites and certain elements of past compensation;

•	benefit programs;

•	the relative compensation among members of the Leadership Team;

•	job performance, responsibilities and experience of each executive officer;

•	competitive considerations relevant to recruiting and retaining executive officers, including the compensation policies and practices of our peers; and

•	the potential for behavioral or other risks associated with the incentive plan design or operation.

Role of the Independent Compensation Consultant

In 2014, the Committee conducted a market review of independent advisors, considering independence, scope of services, advisor experience and pricing. Based on that review, the Committee engaged PM&P, and in 2017 chose to renew the engagement.

In 2017, the Committee determined PM&P to be independent based on the following factors:

•	the Committee had the sole ability to engage and terminate PM&P; and

•
except with respect to the limited work for the Company described below, PM&P received all of its assignments regarding executive compensation directly from the Committee (or the Corporate Governance Committee with respect to assignments relating to non-employee Director compensation).

The Committee also took into consideration the following six factors in its ongoing evaluation of PM&P’s independence as a compensation consultant and potential conflicts of interest with the Company:

•	the provision of other services to the Company by PM&P;

•	the amount of fees PM&P receives from the Company, as a percentage of PM&P’s total revenue;

•	the policies and procedures of PM&P that are designed to prevent conflicts of interest;

•	any business or personal relationships between PM&P and members of the Compensation Committee;

•	any stock of the Company owned by PM&P or its employees; and

•	any business or personal relationships between the compensation advisers employed by PM&P or PM&P itself and executive officers of the Company.

The Committee confirmed that PM&P has not provided other services to the Company, except for the Company’s participation in PM&P drilling industry surveys as a normal participant. We describe this service below. Further, the fees received by PM&P from the Company are less than 1% of PM&P’s total revenue, and PM&P maintains a Conflicts Policy to prevent conflicts of interest from arising. The PM&P Conflicts Policy also prohibits employees involved with a client engagement from buying or selling client stock not held derivatively. None of the PM&P team members assigned to the Company has any business or personal relationships with members of the Committee or with any executive officer of the Company, and PM&P has provided separate certification to the Company regarding its compliance in this area. Accordingly, the Committee continues to believe that its ongoing retention of PM&P does not give rise to conflicts of interest that would jeopardize PM&P’s ability to provide independent compensation advice.

During 2017, PM&P provided the following compensation consulting services for the Committee:

•	Compiled marketplace compensation data to assist the Committee in establishing executive compensation for our CEO and other NEOs;

•	Assisted the Committee in the evaluation of performance outcomes and the general assessment of the market competitiveness of our annual Incentive Compensation Plan and Long-Term Incentive Plan;

•
Aided in the Committee’s review and determination of the Company’s Peer Groups (defined below) for purposes of (a) determining appropriate executive compensation, and (b) determining the Company’s relative performance; and

•
Provided ongoing support and advice to the Committee on other subjects affecting NEO compensation, including the design of the annual incentive program, updates on trends in the marketplace, and the analysis of legislative and regulatory developments.

Roles of Executives in Establishing Compensation

The CEO plays a key role in determining compensation for the other executive officers. The CEO attends the meetings of the Committee regarding executive compensation and discusses his recommendations with the Committee, including his evaluation of the performance of executives based on his direct involvement with such executives. The Committee also uses relevant data from PM&P in determining its recommendations regarding the base salary and other compensation for all executive officers. Mr. Rich does not make recommendations regarding his own compensation. The Committee evaluates the performance of the CEO and each executive’s performance and compensation in executive sessions that exclude any individual whose compensation is being discussed.

Benchmarking

In order to analyze pay practices within our industry, the Committee examines companies we consider our peers. These are (a) companies generally comparable in terms of size, industry, and market cycle, (b) with whom we compete for executive talent, and (c) which are generally viewed by industry analysts as our peer companies. The Committee has established two peer groups against which we benchmark: (1) the Compensation Peer Group, against which we benchmark for purposes of establishing appropriate levels and types of compensation for our executives; and (2) the Performance Peer Group, against which we benchmark for purposes of determining appropriate Company performance criteria influencing executive compensation (the Compensation Peer Group and Performance Peer Group may be collectively referred to herein as the “Peer Groups”). The Committee, relying on input from executive management and PM&P, periodically reviews the composition of the Peer Groups to ensure it is appropriate for comparative purposes.

Peer Group benchmarking is one of several tools the Committee utilizes to determine appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for our executive officers. With the assistance of PM&P, the Committee gathers compensation data from the SEC filings of our peers and uses that data to benchmark those of our NEOs who have an appropriate match in terms of job function and scope of responsibility. In addition, we supplement publicly available proxy data with compensation data from both general and industry-specific surveys. We believe that blending proxy data with survey data provides the necessary information to understand the market and make informed decisions.

While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information when establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the Committee exercises discretion as to the nature and extent of its use of benchmarking data. We generally target the market median for each element of executive pay, but in doing so we use this data as a market guideline rather than a narrow competitive target. We consider all the relevant factors and circumstances, including a review of historic increases in compensation and assessment of internal pay equity, and we monitor how well our current executive compensation program is achieving the goals described in the Company’s compensation philosophy. This approach allows us to respond to changing roles within benchmarked positions and changing business conditions, and to manage compensation more evenly over a career.

Compensation Peer Group
In 2014, the Committee reviewed the market to consider the appropriate parameters for the Compensation Peer Group. The Committee determined that the slate of peer companies should range between approximately 1/4th and 3 times the revenues of the Company, should contain companies with similar industry characteristics, and should be large enough to ensure appropriate benchmarking, even if some members of the Peer Group ceased providing publicly available information. As a result of this review, the following list of peer companies was used for benchmarking in 2017:

	2017 Compensation Peer Group	2017 Revenue(1)	Market Cap(1)
DO	Diamond Offshore Drilling, Inc.	1,486	2,551
PTEN.O	Patterson-UTI Energy, Inc.	2,357	5,119
ESI.TO	Ensign Energy Services Inc.	1,772	1,014
PDS	Precision Drilling Corp.	1,019	885
KEG	Key Energy Services, Inc.	436	238
RDC	Rowan Companies PLC	1,283	1,978
BAS	Basic Energy Services, Inc.	864	615
ATW	Atwood Oceanics	n/a(2)	n/a(2)
NR	Newpark Resources, Inc.	748	767
PES	Pioneer Energy Services Corp.	446	237
TTI	TETRA Technologies, Inc.	820	495
MTRX.O	Matrix Service Company	1,198	473
HLX	Helix Energy Solutions Group, Inc.	581	1,114
DRQ	Dril-Quip, Inc.	455	1,819
CRR	CARBO Ceramics Inc.	189	276
HOS	Hornbeck Offshore Services, Inc.	191	116
GLF	Gulfmark Offshore, Inc.	n/a(3)	n/a(3)
TESO.O	Tesco Corp.	n/a(4)	n/a(4)
	75th Percentile	1,153	1,643
	MEDIAN	760	691
	25th Percentile	444	248
PKD	PARKER DRILLING COMPANY	443	139
	Percentile Rank Against Peers	23.50	11.70

(1)	Dollars in millions, rounded

(2)	Atwood Oceanics was delisted on October 6, 2017, when it was acquired by Ensco plc.

(3)	Gulfmark Offshore, Inc. data was not available at the time of printing. Its 2016 revenues were $123.7M.

(4)	Tesco Corp. was sold to Nabors Industries Ltd. on December 14, 2017.

Performance Peer Group

Annually, the Committee considers a range of potential performance criteria against which to measure Company performance for establishing performance-based executive compensation. Such potential criteria include measures related to cash flow, earnings, return on investment, share price (including total shareholder return), capital and inventory, and other measures, which could be established as absolute goals or as relative measures compared with the Performance Peer Group.

In prior years the Committee conducted a thorough study of the Performance Peer Group, assessing the appropriateness of each existing Performance Peer Group company in an effort to select companies that are direct competitors, have a similar capital structure, have similar capital requirements and asset lives, and have similar exposure to the oilfield service and drilling cycles. Because the long-term incentive program compares the Company’s TSR and ROCE to this peer group, the Committee believes appropriate peers included in this group should experience the same stock price cycles and have similar capital requirements as the Company. In addition, as Parker Drilling competes both in drilling and in rental tools services, a mix of companies with similar offerings was selected. The resulting Performance Peer Group was selected by the Committee for the purpose of granting long-term incentives in 2017, as follows:

	Performance Peer Company	FY 2017 Revenues ($M)	Market Cap ($M)
BAS	Basic Energy Services, Inc.	864	615
HP	Helmerich & Payne, Inc.	1,805	7,020
KEG	Key Energy Services, Inc.	436	238
NBR	Nabors Industries, Ltd.	2,565	2,149
PTEN	Patterson-UTI Energy, Inc.	2,357	5,119
PES	Pioneer Energy Services Corp.	446	237
PDS	Precision Drilling Corp.	1,019	885
SPN	Superior Energy Services, Inc.	1,874	1,476
WFT	Weatherford International plc	5,699	4,141
	75th Percentile	2,409	4,386
	MEDIAN	1,412	1181
	25th Percentile	446	238
PKD	PARKER DRILLING COMPANY	443	139
	Percentile Rank Against Peers	18.10	9.00

The Committee, in monitoring the peer industry practices, may make modifications to the Peer Groups from time to time, as our size or the size of our peers change, new competitors emerge, or as consolidation occurs within the industry. The Committee will continue to monitor the appropriateness of the Peer Groups with the primary objective of utilizing Peer Groups that provide the most appropriate reference points for the Company as part of the Committee’s competitiveness evaluation.

Compensation Review
The Committee periodically reviews data compiled by the Company and PM&P that provides comprehensive information regarding all elements of actual and potential compensation that comprise the total compensation package of each executive officer. The Committee reviews the total dollar amount of each element of the executive officer’s compensation, including cash compensation (base salary and annual incentive compensation), equity awards, benefits and perquisites. This comprehensive information allows the Committee to see the potential RSU, PhSU, Performance Stock Unit (“PSU”), PCU and/or PhPSU grants (minimum, target/budget and maximum) from long-term incentive plans, as well as the potential payouts in post-termination and change-of-control situations. The review provides the Committee with all the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also used in the Committee’s analysis of each element of compensation to ensure that the total compensation package for each executive officer is appropriate in light of all relevant factors and circumstances.
Risk Management
We designed several elements of our executive compensation program to promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk taking. We have reviewed whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and have determined that there are no real or apparent risks in or across the Company’s incentive plans that would or could be considered material. This risk review covered compensation-related risks described in the table below, and included (a) the components of our compensation programs, (b) any potential adverse interactions among the programs, and (c) risk mitigation practices we have established to mitigate these risks.

Compensation Risk	Mitigation
Financial • Compensation programs place undue financial burden on the Company • Compensation is not linked to Company performance
•    Compensation is targeted at market median relative to our peer companies; target total direct compensation for 3 of our 4 NEOs is 9% or more below the peer group median
•    Annual planning process sets variable pay targets based on overall projected Company performance; payouts capped and overall leverage under plans is appropriate
•    Incentive metrics are set annually and linked to company near- and long-term performance drivers (e.g., financial returns, share performance, cash flow, governance and controls, etc.)
•    20-30% of compensation is fixed while 70-80% of compensation is variable, based on Company and individual performance, which is consistent with market practice and balances tolerance for risk
•    There are no “all or nothing” incentive awards or performance metrics in place

Operational • Governance and administration is not sufficient to mitigate errors in judgment or payment calculations
•    Annual and long-term incentive metrics are reviewed and approved by the Compensation Committee at the start of a performance period
•    Executive incentive payouts are reviewed, validated and approved by the Compensation Committee after audit of actual results
•    Compensation Committee retains adequate discretion to adjust awards downward

Compensation Risk	Mitigation
Reputational • Pay practices could draw negative attention from stakeholders and corporate governance institutions
•    Compensation Committee oversight with external consultant, PM&P
•    Annual “Say on Pay” advisory vote submitted to stockholders
•    Adoption of corporate governance practices and policies currently expected by stockholders, such as minimum stock ownership requirements, clawback/recoupment and anti-hedging policies

Talent • Compensation program design or implementation results in inability to attract, motivate and retain critical talent
•    Program designed to provide a balanced mix of cash and equity, and annual and long-term incentives with associated performance metrics
•    Compensation philosophy is designed to target the market median with upside and downside
•    Actual and target compensation for executives is reviewed annually by the Compensation Committee

Relative Size of Major Compensation Elements

When establishing or recommending executive compensation, the Committee considers total compensation payable to the executive, forms of payment, benchmarking data, risk mitigation considerations and past compensation. The Committee generally seeks to target a balance between annual cash rewards, including base salary and annual incentive compensation (which is dependent on short-term performance), and long-term incentive compensation designed to retain executives and ensure that a significant portion of the total executive compensation is aligned with stockholder interests. The mix of pay provided depends in part on achievement of Company performance goals (absolute and relative to our peers) and individual performance goals. The percentage of compensation that is contingent, or “at risk,” typically increases in relation to an executive officer’s responsibilities within the Company. Contingent performance-based incentive compensation for the CEO constitutes a greater percentage of total compensation than for the other senior executive officers. See “Mix and Allocation of Compensation Components” in the “Compensation Program Design” section below.

Under our executive compensation program, individual target compensation levels rise as responsibility increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Compensation Program Components

Overview
The total compensation package for our executive officers generally consists of a mix of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employee benefits and perquisites; and

•	certain benefits payable in connection with termination.

We have chosen these elements, all of which are commonly provided by other companies included in our Peer Groups, in order to support our executive compensation philosophy (i.e., to remain competitive in attracting and retaining executive talent, to drive performance against short- and long-term goals, and to promote alignment with stockholders). We pay base salary at a level we believe is sufficient to be competitive, and generally target the market median as reported to the Committee by PM&P. We also provide our executives employee benefits that are available to our employees generally, such as medical, life, disability and travel accident insurance, as well as participation in our 401(k) Plan.

In addition to base salary and benefits, we provide additional compensation, a significant portion of which is performance-based variable compensation. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” above. We believe that a mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase stockholder value.

Mix and Allocation of Compensation Components
The targeted mix of total direct compensation (base salary, plus annual incentive compensation, plus the fair value of long-term incentive awards on the date granted) varies by executive, as shown in the charts below. The targeted and actual mix may shift from year-to-year based on the composition and number of executives as well as the actual Company and individual performance; however there were no changes to the Pay Mix for the CEO and the combined other officers between 2016 and 2017, as there were no changes to target short- and long-term incentive multiples. The pay mix is demonstrated below:

Pay Mix

Base Salary

We review base salaries annually and target base compensation at or near the market median base salary, but we may exercise discretion to deviate from market-median practices for individual circumstances, as we deem appropriate, to achieve the Company’s compensation and retention goals. In making our adjustments to base salary, we also consider past compensation paid to each executive as well as their time in position, performance, responsibilities and experience. Due to the financial challenges in 2017, management recommended and the Committee agreed not to increase the CEO’s base salary during the year. Mr. Duplantier received a 3.1% increase as of January 1, 2017 in recognition of his assumption of additional duties of departing executives. Mr. Bryan Collins was promoted to President of Drilling Operations as of January 1, 2017. The base salary for each of our NEOs is lower than median salary benchmarks established by the Committee’s compensation consultant. The 2017 base salaries for our NEOs are reported in the Summary Compensation Table, which follows this CD&A.

Annual Incentive Compensation Plan (the “ICP”)

The ICP is the short-term incentive compensation element of our compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers as well as other employees for their contributions to achieving specific annual business goals that we believe create stockholder value.

Under the ICP, actual performance is compared against a scorecard of specific performance measures and associated targets approved by the Committee each year. The results of this comparison dictate the ultimate amount of the payout for each individual. The ICP includes a clawback provision that allows the Committee to exclude an executive from participating in the ICP or to seek reimbursement of previously paid ICP compensation in cases where it was ultimately determined that the executive engaged in certain misconduct, as defined in the ICP.

2017 ICP Design and Performance Goals

Each year the Committee establishes specific performance metrics and related performance targets for the ICP. The performance metrics are developed in alignment with the Company’s strategic plans and the annual budget (which is reviewed with the Board) and benchmarked against our Peer Groups. The payout of the ICP can range from zero to a maximum payout amount of 200% of base salary for the CEO, and 150% of base salary for senior executive officers.

Name	Target Award Opportunity (% of Base Salary)	Maximum Award Opportunity (% of Base Salary)	FY 2017 Opportunity
			Target Award Opportunity	Maximum Award Opportunity
Mr. Rich	100%	200%	$650,000	$1,300,000
Mr. Sumruld(1)	75%	150%	n/a	n/a
Mr. Weber(2)	75%	150%	n/a	n/a
Mr. Duplantier	75%	150%	$300,000	$600,000
Mr. Collins	75%	150%	$236,250	$472,500
(1) Mr. Sumruld was hired on October 1, 2017 and was not eligible for ICP in 2017.
(2) Mr. Weber resigned from the Company on June 21, 2017 and is not eligible for an ICP payout for 2017.

At the start of 2017, the Board reviewed with management external industry projections calling for continued low levels of customer spending and drilling activity in the U.S. and abroad. Based on those discussions, management recommended and the Board supported a 2017 annual financial plan focused on cash generation and liquidity preservation. The Committee approved performance measures that could be communicated clearly and acted upon easily by employees in support of the 2017 financial plan. Because the financial plan called for maximizing the Company’s Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)(1), the Committee chose to tie the major portion of the incentive to the executives’ EBITDA-generation performance. Recognizing the heightened risk of customers experiencing cash constraints in the anticipated business environment, the Committee also selected a Days Sales Outstanding (“DSO”) metric to incentivize performance in the area of cash collections from customers. These two performance measures are collectively referred to as the “Financial Performance Metrics”.

(1)    EBITDA is calculated as total operating gross margin (loss) excluding depreciation and amortization less general and administration expense.

Performance Measure	Percent of Total ICP Determination (Weight)	Measurement Indicator
EBITDA	60%	Measures management’s effectiveness at managing spending levels and driving revenue growth
Days Sales Outstanding	20%	Measures management’s effectiveness at collecting receivables in an environment where customer credit risk is heightened
Individual Performance	20%	Measures individual accomplishment of annual performance goals and other strategic contributions to the Company
TOTAL	100%

Each performance metric was weighted relative to its potential impact on the performance of the Company. For each of the NEOs, the ICP payout in 2017 was based on the level of achievement of these weighted performance metrics.

A performance index, or multiplier, is determined for each performance metric based on the results achieved for that performance metric. For example, a performance index of 1.0 means the Company achieved the target goal for such performance metric. The performance index is then weighted by multiplying the performance index by the weighting factor assigned to the performance metric. The weighted performance indices are then added, with the sum representing the overall performance factor used to calculate the payment to the individual executive, subject to the Committee applying discretion to adjust the payment based on additional factors it determines are appropriate.

In addition to the performance metrics described above, several other performance metrics were built into the 2017 ICP (the “Other Performance Metrics”) which could result in a reduction in ICP payouts of up to 20%. The Other Performance Metrics were not weighted and include (i) the occurrence of a work-related fatality, (ii) the failure rate of testing of internal controls exceeding a predetermined threshold, (iii) the rate of completion of required safety training falling below a pre-determined completion rate, and (iv) the failure to achieve specific compliance training goals. These Other Performance Metrics were included because they represent management’s attention to safety, ethical leadership, and the integrity of our financial statements, and because management and the Board believe there is a direct correlation between the Company’s performance and safety, ethical leadership, and financial integrity. If any of the specific conditions related to Other Performance Metrics were triggered, the result would be an automatic decrease in total payout of 5% per triggered metric.

The “threshold,” “target” and “maximum” payouts for 2017 under the ICP are provided in the table titled “2017 Grants of Plan-Based Awards Table” found on page 61 of this Proxy Statement. In 2017, the Committee set the target payout goals for the Financial Performance Metrics at values significantly more challenging than budgeted values to ensure that payouts would not reach target level unless the Company significantly outperformed the budget. In addition, the Committee capped potential payouts based on the Financial Performance Metrics at target levels in the event that either (i) the Company reported a net loss for the year or (ii) outstanding debt increased from year-end 2016 to 2017. Finally, the Committee set a “threshold” payout of 25% of the target payout, to encourage continual efforts to achieve the financial goals in a declining market. The payout at the maximum was 200% of target. There would be no payout for performance results below threshold requirements.

2017 ICP Results and Payout
The executives successfully focused on revenue growth and structural cost improvements in 2017. EBITDA results in 2017 were nearly double those of 2016, on a 3.6% increase in revenue as compared with 2016. Actual results for the approved 2017 ICP Financial Performance Metrics were greater than target level. Year-end EBITDA was $61 million compared to a target of $53 million. Year-end monthly average DSO was 103 days compared with a target of 105 days, which resulted in the corporate executives (Messrs. Rich and Duplantier) exceeding their targets related to the 2017 ICP. Despite these results, the Committee capped the financial metric payout at 100% of target because the Company’s net income was negative in 2017. Mr. Collins’ results included significant weighting of targets for the Company’s Drilling Services Business, which target levels were not achieved.

The performance metrics, weighting factors, performance measure targets for the ICP, and the actual results for the Financial Performance Metrics in 2017 are set forth below:

2017 Incentive Compensation Plan Calculations (1)(2)

Financial Performance Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Performance Index
EBITDA(3)	60.0%	$20	$53	$85	$61	1.26
Days Sales Outstanding	20.0%	115	105	95	103	1.22
Company Performance factor (80% of Payout) (4)						1.00

(1)	Dollars in millions, rounded.

(2)
The scorecard above applied to Messrs. Rich and Duplantier. Mr. Collins’s calculations are based upon the scorecard developed for the Drilling Services Business. The components of this scorecard are as follows: EBITDA (Company-wide): 20%; EBITDA (Drilling Services Business): 40%; Days Sales Outstanding (Drilling Services Business): 20%.

(3)	EBITDA is calculated as total operating gross margin (loss) excluding depreciation and amortization less general and administration expense.

(4)	The Company Performance factor was capped at target (1.00 factor) since the Company’s net income was negative in 2017.
The applicable performance factor (indicated above) was then multiplied by each NEO’s (a) base salary, (b) percentage of base salary representing his Target Payout Opportunity, and (c) 0.80 to establish that part of the payout that was based on the Financial Performance Metrics. The Company performance factor applicable to Messrs. Rich and Duplantier was 1.00 while the business unit factor applicable to Mr. Collins’ award was 0.38.
The Committee also reviewed individual NEO performance for 2017, including the CEO’s recommendations regarding individual performance factors when determining final ICP payouts. Each executive’s achievements in preserving liquidity, managing structural costs, driving an excellent safety record, winning new business, creating value for customers, and positioning the Company for the recovery was considered and balanced with the Company’s current financial circumstances. As a result, the Committee limited individual performance factors to 1.00 for each of Messrs. Rich, Duplantier, and Collins.
In addition to meeting financial internal budget expectations, the Company achieved goals in completion of safety training and compliance training. The Company achieved its goals related to internal controls and avoidance of work-related fatalities, so there were no deductions from the ICP payout.

The resulting payouts for the NEOs for 2017 are shown in the table below and included in the Summary Compensation Table immediately following this CD&A.
2017 Individual ICP Payout Calculations

Participant	FY 2017 Salary ($)	FY 2017 Target Payout Opportunity (% of Salary)	FY 2017 Target Payout Opportunity ($)	X	Combined Factor (1)	=	ICP Payout(2) ($)
Mr. Rich(3)	650,000	100	650,000		1.00		650,000
Mr. Sumruld(4)	375,000	75	n/a		n/a		n/a
Mr. Weber(5)	379,500	75	n/a		n/a		n/a
Mr. Duplantier(3)	400,000	75	300,000		1.00		300,000
Mr. Collins(6)	315,000	75	236,250		0.50		118,976

(1)	The combined factor is rounded to the nearest hundredth.

(2)	The ICP payout amounts listed are rounded to the nearest dollar.

(3)	Reflects a company performance factor of 1.00 and an individual performance factor of 1.00.

(4)	Mr. Sumruld joined the Company on October 1, 2017, and is not eligible for an ICP payout in 2017.

(5)	Mr. Weber voluntarily resigned from the Company on June 21, 2017, and was not eligible for an ICP payout.

(6)	Reflects a business unit performance factor of 0.38 and an individual performance factor of 1.00.
The Committee considered whether or not to structure the plan design and payouts to permit the Company to take advantage of the performance-based exception to deductibility limits on certain employee compensation under Section 162(m) of the Code. The performance-based exception limits flexibility and discretion with respect to the design and implementation of the plan and payouts, and has minimal impact to the Company tax position in 2017 and going forward. The Committee determined that flexibility in the plan design and the use of discretion where appropriate were of more importance to the Company than taking advantage of this provision. The Committee will continually monitor the compensation plans and the potential benefits of the additional deductibility in the future. See “Impact of Accounting and Tax Treatments” on page 56 below.

Long-Term Incentive Plan
The Parker Drilling Company 2010 Long-Term Incentive Plan (as amended and restated as of May 10, 2016) (the “2016 Plan”) was approved by the stockholders in May 2016 and allows for grants of long-term incentive awards in the form of cash, stock options, restricted stock, RSUs, PhSUs, PSUs, PCUs, PhPSUs and/or stock appreciation rights. The awards can be based on any one or more of a number of performance criteria, including:

•	profits;

•	profit-related return ratios;

•	return measures (including, but not limited to, return on assets, capital, equity, investment or sales),

•	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments);

•	earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes);

•	net sales growth;

•	net earnings or income (before or after taxes, interest, depreciation and/or amortization);

•	gross operating or net profit margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	turnover of assets or capital or inventory;

•	expense targets;

•	margins;

•	measures of HSE (health, safety and environmental) performance;

•	operating efficiency;

•	customer service or satisfaction;

•	market share; and,

•	credit quality and working capital targets.
The 2016 Plan references all of these performance criteria, which may be measured in absolute terms or relative to our Performance Peer Group.
The Committee believes that the interests of our stockholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value upon increases in the share price of our Common Stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives, especially with time-vesting conditions on some equity awards. Consistent with our compensation philosophy, the Committee seeks to target equity-based and long-term incentive awards that generally reflect the market-median value of annual stock awards.

2017 Long-Term Incentive Awards

In March 2017, the Committee reviewed and considered awards for each of the executive officers. After due consideration and pursuant to its authorization under the 2016 Plan, the Committee approved three-year incentive awards (“2017 LT Incentive Awards”). PM&P assisted the Committee in the design of the 2017 LT Incentive Awards, including developing relative performance targets that will determine ultimate payouts, as well as reviewing and structuring the allocation of payout between time-based units and performance-based units. The primary goals of the 2017 LT Incentive Awards are to (a) align management’s compensation with stockholders’ interests, (b) incentivize top management to make long-term decisions in the best interests of the Company, and (c) retain executives. Over time, the Committee has replaced traditional grants of stock options with long-term compensation awards like the 2017 LT Incentive Awards, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to strengthen the link between the creation of stockholder value and long-term incentive compensation, aligning the interests of the two groups.

Similar to the ICP, the 2017 LT Incentive Awards are consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance. This plan differs from the ICP in that it also provides long-term retention benefits because the executive officers must remain in the employ of the Company for three years from the grant date of the awards in order to receive the full benefit, subject to certain exceptions. The 2017 LT Incentive Awards include both time-based and performance-based awards.

In 2017, the Committee chose to split the time-based awards into two equal portions, with one half of the time-based award granted in the form of RSUs, and the other half granted in the form of PhSUs which pay out in cash at the time they vest, valued at the stock price on the day preceding the vest date. PhSUs were awarded in order to provide the same incentive value to executives as RSUs while limiting the dilutive effect of grants of RSUs and conserving shares of stock available in the 2016 Plan as approved by stockholders. The executive officers and certain key personnel were granted long-term incentive compensation allocated as follows:

Participant	Restricted Stock Units (RSUs) and Phantom Stock Units (PhSUs) (1)	Performance Units(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)	RSUs and PhSUs are time-based, and vest annually on a pro-rata basis over a three-year period beginning on March 9, 2017 and ending on March 9, 2020.

(2)
Performance-based units are tied to performance targets established at the commencement of the three-year performance period. One-half of the units granted were PhPSUs which are denominated in shares, and will pay out in cash based on TSR relative to the Performance Peer Group. The other half is comprised of PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

In order for performance-based units to pay out at the end of a performance period, the minimum performance goals must be met as outlined in the tables that follow. These tables demonstrate that the PhPSUs have a maximum payout of 2.5 times the number of PhPSUs granted. The PCUs have a maximum payout of 2.0 times the number of PCUs granted. The Committee retains the discretion to adjust the performance-based award payout downward by as much as 20%. If the minimum performance goals for each performance measure are not met, there will be no payout. Generally, performance-based units and time-based RSU and PhSU grants will be forfeited if they are not vested prior to the date an executive terminates his employment. Subject to the Committee’s discretion, the 2017 LT Incentive Awards will be forfeited if the executive’s employment is terminated prior to the end of the performance period, except in the following situations – all of which would be governed by applicable tax rules:

•	death or disability would result in 100% immediate vesting of all RSUs and PhSUs and 100% immediate vesting of all PhPSUs and PCUs at a 1.0 multiplier level;

•
retirement would result in a pro-rata vesting of RSUs and PhSUs and forfeiture of outstanding PhPSUs and PCUs. Retirement is defined as voluntary termination after age 60, having completed at least five years of service with the Company;

•	involuntary termination without cause (other than within 2 years following a change in control) would result in a pro-rata vesting of RSUs and PhSUs and forfeiture of outstanding PhPSUs and PCUs; and

•
involuntary termination without cause within 2 years following a change in control would result in 100% immediate vesting of all RSUs and PhSUs and 100% immediate vesting of all PhPSUs and PCUs at a 1.0 multiplier level.

Pursuant to the 2017 LT Incentive Awards, the Committee will rank the Company’s performance within the Performance Peer Group as of December 31st of each calendar year within the three-year performance period and apply the appropriate weighting and award multiplier from the following tables:

Relative TSR Ranking	Percentile Rank	Award Multiplier		ROCE Ranking	Percentile Rank	Award Multiplier
1	100%	2.50	Maximum	1	100%	2.00	Maximum
2		2.00		2		1.90
3	75%	1.60		3	75%	1.50
4		1.25		4		1.20
5	50%	1.00	Target	5	50%	1.00	Target
6		0.75		6		0.75
7		0.50		7		0.50
8	25%	0.25	Threshold	8	25%	0.25	Threshold
9		0.00		9		0.00
10		0.00		10		0.00
Phantom Performance Stock Unit Metrics    Performance Cash Unit Metrics

As of	Description	Weighting	As of	Description	Weighting
12/31/2017	Single Year TSR	20%	12/31/2017	Single Year ROCE	20%
12/31/2018	Cumulative TSR (2017-2018)	30%	12/31/2018	Average ROCE (2017-2018)	30%
12/31/2019	Cumulative TSR (2017-2019)	50%	12/31/2019	Average ROCE (2017-2019)	50%

The Committee set the target rank for the Performance-based awards at the 50th percentile rank across the group of performance peer companies. Our compensation philosophy is generally to pay executives at the market median for each element of compensation, and we generally expect median level market performance to result in target pay levels.

To determine the actual number of PhPSUs to grant each executive, the Committee divides the intended grant value by the average closing price of our Common Stock for the trading days within the 30 days immediately preceding the date of grant. This practice ensures that the number of PhPSUs granted is not significantly influenced by the specific stock price on the day of grant, and reflects the recent share value of our Common Stock. The value of PhPSUs granted as disclosed in the Grants of Plan-Based Award table on page 61 is presented in accordance with FASB ASC Topic 718, which means it reflects the value of the grant based on the specific common stock price on the day of grant. The common stock price on the day of grant could be higher or lower than the average price used by the Committee when determining the actual number of units to grant. Therefore, the Committee’s intended grant value may be higher or lower than shown in the table. The actual number of units granted in each of 2014, 2015, 2016 and 2017 was calculated based on the same intended grant value with consistent application of the 30-day average price methodology. The form of awards (cash or shares) has changed as the Committee has tried to manage dilution to stockholders and the pool of shares made available for the Plan by stockholders.

2015 Long-Term Incentive Award Results

In March 2015, the Company reviewed and granted Long Term Incentive awards. A portion of the awards (60% for the CEO, 50% for Mr. Duplantier, and 40% for Mr. Collins) were granted as performance-based units, with the payout based on the Company’s relative TSR and ROCE over the three-year performance period of 2015-2017. The remaining portion of the awards were granted as time-based RSUs, all of which vested in thirds each March of 2016, 2017 and 2018. The performance-based units vested following the closure of the three-year performance period on December 31, 2017 and the Compensation Committee’s review of the performance results and certification of the awards, which occurred on March 8, 2018. The performance-based awards were paid out in cash, reflecting a relative TSR award multiplier of 0.625 and a ROCE award multiplier of 1.24 for the three-year performance period. The award multipliers and Company’s rank within a performance peer group of 11 peers established at the beginning of the performance period are outlined in the following table:

	Total Shareholder Return (TSR)				Return on Capital Employed (ROCE)
	1 Year (2015)	2 Year (2015-2016)	3 Year (2015-2017)	Final Weighted Factor	1 Year (2015)	2 Year (2015-2016)	3 Year (2015-2017)	Final Weighted Factor
Weighting by Year	20%	30%	50%		20%	30%	50%
Parker Rank	7	7	8		3	5	5
Award Multiplier	0.75	0.75	0.50	0.625	1.60	1.15	1.15	1.24

The payout table below shows the payout value of both PhPSUs and PCUs at the time of payment to the NEOs:

2015 Performance Based Long-Term Incentive Award Calculations

Executive	2015 PhPSU Target Value (TSR)(1)	2015 PhPSU Payout Value (TSR)(2)	2015 PCU Target Value (ROCE)	2015 PCU Payout Value (ROCE)(3)	Total Payout	Payout as % of Target

Mr. Rich	$575,249	$113,848	$575,300	$713,372	$827,220	72%
Mr. Duplantier	$179,295	$35,484	$179,300	$222,332	$257,816	72%
Mr. Collins	$55,597	$11,003	$55,600	$68,944	$79,947	72%

(1)
The “PhPSU Target Value” is determined by multiplying the number of PhPSUs granted by a factor of 1.0 and by the average closing price of a share of the Company’s common stock for the thirty days immediately prior to the date of grant.

(2)
The “PhPSU Payout Value” is determined by multiplying the number of PhPSUs granted by a factor of 0.625 and by the average closing price of a share of the Company’s common stock for the twenty trading days immediately preceding the close of the three-year performance period.

(3)	The “Payout Value” of PCUs is determined by multiplying the grant value by 1.24.

Use of Equity from the 2016 Plan

As noted above, the 2016 Plan authorizes the grant of traditional awards of stock options and restricted stock in addition to the annual incentive cash compensation and the long-term incentive equity awards described throughout this CD&A. The Committee has adopted a general practice, in line with its competitive markets, preferring restricted stock unit awards and performance unit awards over stock options. Accordingly, no stock option grants have been made since 2009. Full value time-based RSUs and PhSUs and performance-based PSUs, PhPSUs and/or PCUs will continue to be a significant component of the equity grants due to (a) the additional amount of share usage required with options, and (b) the widespread industry practice of granting full value shares to key management and employees within the organization.

Stock Ownership Guidelines
Our Board believes that all non-employee Directors and certain executives should own and hold Common Stock of the Company to ensure alignment of their interests and actions with the interests of the Company’s common stockholders. As a result, the Board has adopted stock ownership guidelines that require each non-employee Director to achieve ownership of a number of qualifying shares with a market value equal to a multiple of five times the Director’s annual cash retainer. Mr. Rich, as CEO, is required to achieve ownership of a number of qualifying shares with a market value equal to five times his annual base salary within five years of his date of hire. Messrs. Sumruld, Duplantier, and Collins are each required to achieve ownership of qualifying shares of three times his annual base salary within five years of his appointment to his respective executive office.
Once the Director or executive achieves the required stock ownership level based on market value, the ownership requirement becomes fixed at the number of shares owned at that time, regardless of subsequent fluctuations in the market price of the Company’s stock. “Qualifying shares” include shares owned outright by the Director or executive (or their immediate family members), shares held in a partnership or trust for the benefit of such individual, shares held in the Company’s 401(k) Plan, and shares representing the net after-tax proceeds (using a 25% tax rate) of unvested RSUs.
Given that the aim of the Company’s Stock Ownership Guidelines is to ensure that the Company’s non-employee Directors and executives have a direct personal financial stake in the Company’s performance, hedging transactions could be contrary to that purpose. Accordingly, our non-employee Directors and executives are strictly prohibited from implementing hedging strategies or transactions using puts, calls or other types of derivative securities based upon the value of the Company’s Common Stock.

Perquisites and Other Personal Benefits
Consistent with our compensation philosophy, we provide certain perquisites to our executive officers that the Company and the Committee believe are reasonable and that better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs.
Personal use of corporate aircraft by the CEO and other senior managers is permitted, subject to limitations prescribed in the Company’s Corporate Aircraft Policy. Jon-Al Duplantier, Senior Vice President, CAO and General Counsel, used the corporate aircraft for personal use in 2017. Specific information regarding these perquisites and the incremental cost, if any, to the Company for providing the perquisites is set forth in the Summary Compensation Table and in the footnotes on page 58 of this Proxy Statement. The value of personal use of corporate aircraft is a taxable benefit to the executive.
In addition, the Company sponsors a defined contribution 401(k) Plan in which substantially all U.S. employees (including the NEOs) are eligible to participate. The Company suspended its practice of matching employee contributions as of April 30, 2016. The Company restored a modified match for the 2017 Plan year, with the Company matching 25% of each participant’s pre-tax contributions in an amount not exceeding six percent of the participant’s compensation, up to the maximum amounts of contributions allowed by law. Starting in July 2017, newly hired employees will be vested in the employer match on a pro-rata basis over three years, while pre-existing employees remain 100 percent vested in the employer match contributions.

Impact of Accounting and Tax Treatments
In 2017, Section 162(m) of the Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of performance-based compensation are excluded from this limitation only if performance criteria for a particular award are documented in detail within the required timeline and stockholders have approved the criteria. While our executive compensation programs in recent years have a material performance-based component, not all of our performance-based compensation qualifies as “performance-based” under Section 162(m). The Committee remains aware of these provisions and in the future will continue to assess the applicability of these provisions to future grants under the 2016 Plan.

Employment Agreements
Each of the NEOs has or had an employment agreement with the Company. The employment agreements have initial terms with automatic repeating extensions of one year. In general, the employment agreements provide for the following benefits:

•	payment of base salary, which may be increased upon review by the Board (or the Committee in the case of Mr. Rich) on an annual basis but cannot be reduced except with consent of the executive;

•	payment of annual target ICP of 100% of salary for Mr. Rich, and 75% for Messrs. Sumruld, Duplantier, and Collins;

•	participation in the Company’s long-term incentive plans; and

•	eligibility to receive equity awards and to participate in other benefits, including without limitation, paid vacation, the 401(k) Plan, health insurance and life insurance.
The employment agreements with the Company’s executive officers provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including involuntary termination of employment without cause, voluntary termination with good reason, death or disability, and a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination” beginning on page 65 of this Proxy Statement.
The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates. In addition, the employment agreements provide that any severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants in their employment agreements are violated, or if the Company learns of facts that would have resulted in a termination for cause. None of the employment agreements provides for a gross-up in the event the executive is entitled to benefits that constitute parachute payments subject to an excise tax under the Code.
The terms of the employment agreement with the CEO were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation from leaving their prior employers or due to choosing the Company’s offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the Committee weighs the aggregate potential obligations of the Company that would result from hiring the executive against the potential value created by adding the executive to our management team.
The Company and the Committee believe that the terms and conditions of the employment agreements with the executives are reasonable and will help the Company retain the talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the stockholders without being concerned about their job security. We believe this is instrumental in promoting continuity of executive management. Post-termination payments payable to our NEOs under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination” beginning on page 65 of this Proxy Statement.

Actions in 2018

On March 8, 2018, the Committee considered and approved the payment of annual incentive compensation for certain executive officers for the year 2017 and paid in 2018. See the chart entitled “2017 Individual ICP Award Calculations” on page 50 for the amounts paid. At the same time the Committee also considered and approved the payout of the 2015 Long-Term Incentive Awards. See the chart entitled “2015 Performance Based Long-Term Incentive Award Calculations” on page 54 for the amounts paid.

2018 Long-Term Incentive Awards

In February and March 2018, the Committee reviewed and considered awards for each of the executive officers. After due consideration and pursuant to its authorization under the 2016 Plan, on March 8, 2018, the Committee approved three-year incentive awards (“2018 LT Incentive Awards”) to executive officers and certain key personnel allocated as follows:

Participant	Time-based Awards (RSUs and PhSUs)(1)	Performance-based Awards (PCUs and PhPSUs)(2)
Gary Rich	40%	60%
All other NEOs	50%	50%
Other executives and key personnel	60%	40%

(1)
One-half of the time-based awards are PhSUs, which are denominated in shares and will pay out in cash, and one-half are RSUs. These time-based awards will vest annually on a pro-rata basis over a three-year period beginning effective March 12, 2019 and ending on March 12, 2021.

(2)
The performance-based awards are tied to performance targets established at the commencement of the three-year performance period, which was January 1, 2018. One-half of the units granted are PhPSUs which are denominated in shares and will pay out in cash based on TSR relative to the Performance Peer Group. The other half of the units are PCUs that will pay out in cash based on ROCE relative to the Performance Peer Group.

PM&P assisted the Committee in the design of the 2018 LT Incentive Awards. The 2018 LT Incentive Awards utilize relative TSR and ROCE in the same manner as the 2017 LT Incentive Awards. As in 2017, the Committee chose to award one-half of the time-based component of the 2018 LT Incentive Awards in PhSUs (denominated in shares and payable in cash) and the other one-half in RSUs. The Compensation Peer Group used for benchmarking executive compensation was the same as the group of peers used in 2017.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board, and the Board approved, that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Zaki Selim, Chairman
Peter T. Fontana
Gary R. King

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned by each person serving as the principal executive officer (“PEO”) and the Principal Financial Officer (“PFO”), and all other executive officers of the Company, other than the PEO and the PFO, for the year ended December 31, 2017. Collectively, the officers listed in the following table are referred to as the “Named Executive Officers” or “NEOs”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mr. Rich - PEO/Chairman, President and CEO	2017	650,000		295,276(5)	1,615,308(6)	4,050	2,564,634
	2016	650,000		517,608(7)	1,100,230(8)	12,669	2,280,507
	2015	650,000		837,919(9)	1,258,850(10)	13,250	2,760,019

Mr. Sumruld - PFO/SVP and CFO	2017	375,000		175,000	0	397	550,397
	2016
	2015

Mr. Weber - Former PFO / SVP and CFO	2017	188,290		135,142(5)	0	5,432	328,864
	2016	379,500		236,897(7)	365,853(8)	4,417	986,667
	2015	379,500		713,495(9)	454,962(10)	13,250	1,561,207

Mr. Duplantier - Former Interim PFO; SVP, CAO and General Counsel	2017	400,000	33,333	142,441(5)	556,042(6)	12,144	1,143,960
	2016	387,663		241,992(7)	373,760(8)	4,417	1,007,832
	2015	387,663		651,744(9)	464,695(10)	13,250	1,517,352

Mr. Collins – NEO / President of Drilling Operations	2017	315,000		112,172(5)	198,656(6)	16,598	642,426

(1)
The amounts in column (e) for 2015, 2016, and 2017 reflect the value of RSUs granted. The amount reflected for each award is the grant-date fair value calculated in accordance with FASB ASC Topic 718. The value of time-based PhSUs and performance-based PhPSUs granted in 2015, 2016, and 2017 will be disclosed under “Non-Equity Incentive Plan Compensation” in future years, as and if earned.

(2)
The amounts in column (f) for 2017 reflect: (i) cash payouts earned by the named individuals under the 2017 ICP, which is discussed in further detail under the heading “Compensation Program Components - Annual Incentive Compensation Plan (the “ICP”)”, (ii) the value of time-based PhSUs granted in 2016 of which one-third vested in 2017 and was paid in cash, (iii) payouts of PCUs granted in 2015, and (iv) payouts of PhPSUs granted in 2015. The payouts of PCUs and PhPSUs are described in further detail under the heading “Compensation Discussion and Analysis - 2015 Long-Term Incentive Program Award.” The PCUs were denominated in dollars and were payable in cash after the completion of the three-year performance period. The PhPSUs were denominated in shares of Common Stock and were payable in cash after the completion of the three-year performance period. The final values of the PCUs and PhPSUs were paid in cash on March 8, 2018. The amounts included in the table represent the Committee-approved payouts of PCUs at 124% of target, reflecting the Company’s relative ROCE performance versus our Performance Peer Group over the three-year performance period, 2015-2017.

(3)
The amounts in column (g) include the following: (i) matching contributions made by the Company to each NEO pursuant to the 401(k) Plan, which for 2017 were $4,050 for Mr. Rich, Duplantier, Collins, and prorated amounts for contributions by Mr. Sumruld and Mr. Weber, and (ii) the aggregate incremental cost to the Company for Mr.

Duplantier’s use of the Company aircraft of $8,094, (iii) the value of foreign taxes paid in behalf of Mr. Collins, (iv) the value of a special bonus of $33,333 paid to Mr. Duplantier for his service as interim CFO from June to October 2017, and (v) a vacation payout of $3,425 to Mr. Weber upon his termination.

(4)
The amounts in column (h) are the sum of the four columns containing compensation values. Some types of compensation are included in the table in the year of grant (RSUs) and other types of compensation are included in the year of payout. Because the Company has granted different types of compensation in each of the three years listed in this table, the increase or decrease in the values in column (h) is not reflective of either granted compensation across the 3 years, nor the payout results. See footnotes (5) through (10) below.

(5)	Comprised of RSUs granted in 2017.

(6)	Comprised of (i) ICP earned in 2017, (ii) vested amount of PhSUs granted in 2016, (iii) vested amount of PCUs granted in 2015, and (iv) vested amount of PhPSUs granted in 2015.

(7)	Comprised of RSUs granted in 2016.

(8)	Comprised of (i) ICP earned in 2016, and (ii) vested amount of PCUs granted in 2014.

(9)	Comprised of RSUs granted in 2015.

(10)	Comprised of (i) ICP earned in 2015, and (ii) vested amount of PCUs granted in 2013.

CEO PAY RATIO

Parker Drilling employed 2,329 employees across the globe as of October 1, 2017. Our workforce consisted of 720 employees in our Russia operations, 603 employees in the United States, and the remainder in 19 countries, including over 100 employees in each of these countries: Iraq, United Arab Emirates, Canada, and Saudi Arabia. Compensation programs in each country are designed to be competitive in the local market, and employees are paid in local currency according to country pay practices regarding base salary, allowances, overtime, and benefits.

Because stock-based compensation is granted to less than 6% of our employees, Total Cash Compensation paid in a 12-month period accurately reflects the actual wages or earnings of our global population, for the purpose of calculating the CEO Pay Ratio. Total Cash Compensation was collected from the payrolls in each country where we operate and annualized for those hired within the 12-month period. Data was collected for all employees, and no adjustments were made other than annualizing pay for new hires and converting to USD based on the average exchange rate over the period. The results were as follows:

Summary Comp Table Pay Elements	CEO	Median Employee
Base Salary	$650,000	$33,600
All Other Compensation	$4,050
Stock Awards	$295,276	$0
Non-Equity Incentive Comp	$1,615,308	$0
Change in Pension Value	$0	$0
Total	$2,564,634	$33,600
CEO Pay Ratio: 76.3

2017 GRANTS OF PLAN-BASED AWARDS
The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our NEOs during 2017.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
			Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Mr. Rich	ICP		162,500	650,000	1,300,000	---	---
	PCU	3/9/2017	115,060	575,300	1,150,600	---	---
	PhPSU	3/9/2017	88,583	442,913	1,107,282	---	---
	PhSU	3/9/2017		295,275
	RSU	3/9/2017				178,955	295,276

Mr. Weber (4)	ICP		71,156	284,625	569,250	---	---
	PCU	3/9/2017	35,100	175,500	351,000	---	---
	PhPSU	3/9/2017	27,028	135,140	337,850	---	---
	PhSU	3/9/2017		135,141
	RSU	3/9/2017				81,904	135,142

Mr. Duplantier	ICP		75,000	300,000	600,000	---	---
	PCU	3/9/2017	37,000	185,000	370,000	---	---
	PhPSU	3/9/2017	28,488	142,441	356,103	---	---
	PhSU	3/9/2017		142,440
	RSU	3/9/2017				86,328	142,441

Mr. Collins	ICP		59,063	236,250	472,500	---	---
	PCU	3/9/2017	29,140	145,700	291,400	---	---
	PhPSU	3/9/2017	22,434	112,172	280,430	---	---
	PhSU	3/9/2017		112,172
	RSU	3/9/2017				67,983	112,172

(1)	The amounts shown in columns (d) through (f) reflect potential payouts of non-equity compensation plans according to the following award types:
ICP: Payouts under the 2017 ICP are described in further detail under the heading “Annual Incentive Compensation Plan (the “ICP”).” With respect to potential payouts under the 2017 ICP, the amount in column (d) is 25% of the executive’s annual incentive target, and is the amount that the executive would earn if threshold targets are achieved. The amount in column (e) reflects target ICP amount for each executive. The amount in column (f) reflects the maximum possible ICP amount which is 200% of the executive’s annual incentive target. Mr. Rich’s incentive target was 100% of his base salary, and the incentive target for the other executive officers was 75% of base salary.
PCU: With respect to potential payouts of PCUs granted in 2017, the amount in column (d) is 20% of the target value of the PCUs, which is the amount that the executive would earn if only a minimum threshold target was achieved (25% payout), and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PCUs, and column (f) reflects the maximum possible payout, which is 200% of the target value. The PCUs are denominated in dollars and are payable in cash after the completion of the 2017-2019 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of ROCE performance against peers over the applicable three-year period.

PhPSU: The potential payout of PhPSUs are described in further detail under the heading “2017 Long-Term Incentive Awards.” The amount in column (d) is 20% of the target value of the PhPSUs, which is the amount that the executive would earn if only a minimum threshold target was achieved (25% payout), and the Committee chose to decrease the final award by 20%. Column (e) reflects the target value of the PhPSUs, and column (f) reflects the maximum possible payout which is 250% of the target value. The PhPSUs are denominated in shares and are payable in cash after the completion of the 2017-2019 performance period. The amount realized at that time will be based on the Compensation Committee’s determination of TSR performance against peers over the applicable three-year period and the value of Company Common Stock at that time.
PhSU: The payout of PhSUs upon vesting will be a cash value determined by multiplying the number of units granted by the fair market value of Company Common Stock on each vest date, which are the next three anniversaries of the grant date. There is no threshold or maximum value associated with these awards, as the value upon vesting depends solely on the fair market value of Company Common Stock.

(2)
On March 9, 2017, the Compensation Committee approved RSU awards to Messrs. Rich, Weber, Duplantier, and Collins as part of the 2017 LT Incentive Awards. All RSUs for Messrs. Rich, Duplantier, and Collins will vest in three equal installments over a three-year period.

(3)	The amounts in column (h) reflect the grant-date fair value calculated in accordance with FASB ASC Topic 718.

(4)	The awards to Mr. Weber have been forfeited due to his separation from the Company.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table summarizes the equity awards we have made to our NEOs that were outstanding as of December 31, 2017.

		Option Awards (1)	Stock Awards
(a)		(b)- (f)	(g)	(h)	(i)	(j)
Name	Grant Date		Number of Shares or Units of Stock that Have not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Units or Stock that Have not Vested (#)	Equity Incentive Plan Awards: Market Value of Units or Stock that Have Not Vested ($)
Mr. Rich	04/01/2015	-	80,958	80,958	---	---
	03/10/2016	-	174,278	174,278	---	---
	03/09/2017	-	178,955	178,955	---	---

Mr. Sumruld	10/01/2017		159,091	159,091

Mr. Duplantier	03/09/2015	-	26,263	26,263	---	---
	04/01/2015	-	37,850	37,850	---	---
	03/10/2016	-	81,478	81,478	---	---
	03/09/2017	-	86,328	86,328	---	---

Mr. Collins	04/01/2015	-	17,605	17,605	---	---
	03/10/2016	-	37,898	37,898	---	---
	03/09/2017	-	67,983	67,983	---	---

(1)	There are no outstanding options, so columns (b) through (f) have been collapsed. If options are awarded in the future this information will be included.

(2)	The numbers in column (g) are unvested RSUs and do not include awards of PhPSUs and PhSUs, which are denominated in shares and payable in cash.

(3)	The market value in column (h) is based on the closing price of Company Common Stock on December 31, 2017 of $1.00 per share.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about the value realized by our NEOs upon vesting of stock awards during 2017:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Name	Exercisable	Unexercisable
Mr. Rich	--	--	245,668	411,757
Mr. Sumruld	--	--	--	--
Mr. Weber			139,096	232,440
Mr. Duplantier	--	--	134,296	224,583
Mr. Collins	--	--	48,136	80,817

(1)	In addition to RSU vested shares, the number of shares acquired on vesting includes PSU shares which were granted in 2014 and vested on March 9, 2017.

(2)	The value is based on the closing price of Company Common Stock on the business day immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
The following table reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment under the scenarios described below. The amount of compensation payable to each NEO upon voluntary termination, normal retirement, involuntary not-for-cause termination, termination by the executive for good reason, termination for cause, termination within two years following a change in control, and termination in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2017, and reflect the executive’s then-current base salary and agreement terms.
Voluntary Termination Not for Good Reason
In the case of voluntary termination without good reason, Messrs. Rich, Sumruld, Duplantier and Collins would receive their accrued vacation pay. According to their employment agreements they would not be eligible for any other payments. Good reason is defined in the employment agreements as the reduction in the executive’s base salary, change in work location greater than 30 miles, adverse change in the executive’s duties, significant reduction in benefits, or other changes imposed by the Company without the executive’s written consent.
Normal Retirement
The terms and conditions of the executives’ RSU agreements provide for pro-rata vesting in the case of normal retirement, which is defined as voluntary termination at or after age 60, having at least five years of service with the Company. None of Messrs. Rich, Sumruld, Duplantier, or Collins met these criteria as of December 31, 2017.
Involuntary Not for Cause Termination
The executives’ employment agreements provide generally they will receive a payment of a multiple of base salary and highest ICP payment earned in the past three years (or target ICP payment, if greater) in the event of involuntary termination without cause. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Sumruld, Duplantier, and Collins is 1.5. The agreements also provide for a prorated payment of the current year ICP, post-termination health care benefits, and payment of accrued vacation pay. The executives are also entitled to vesting of a pro-rated number of unvested RSUs and PhSUs.
Termination for Cause
If an executive is terminated for cause, the executive is eligible for payout of earned and accrued vacation pay according to Company policy, and all other benefits are forfeited.
Voluntary Good Reason Termination
The executives’ employment agreements provide generally they will receive a payment of a multiple of base salary and highest ICP payment earned in the past three years (or target ICP payment, if greater) in the event of voluntary termination with good reason. The multiple for Mr. Rich is 2.0, and the multiple for Messrs. Sumruld, Duplantier, and Collins is 1.5. The agreements also provide for a prorated payment of the current year ICP, post-termination health care benefits, and payment of accrued vacation pay. The terms and conditions of the RSU, PhSU, PSU, PhPSU, and PCU awards do not provide for any acceleration of vesting under this condition, and all unvested RSUs, PhSUs, PSUs, PhPSUs and PCUs would be forfeited.
Change in Control
In the event of termination within two years following a change in control, the executives’ employment agreements provide generally they will receive a payment of a multiple of the highest base salary and the highest annual ICP payment which was earned during the previous three years (or the sum of their then-current base salary plus their then-current target annual ICP payment, if greater), plus a pro-rata amount of the executive’s then-current target annual ICP payment, post-termination health care benefits, and accrued vacation pay. The multiple for Mr. Rich is 3.0, and for Messrs. Sumruld, Duplantier, and Collins the multiple is 2.0. The award agreements for the RSUs, PhSUs, PSUs, PhPSUs and PCUs provide for accelerated vesting of all unvested RSUs, PSUs, PhSUs and PCUs under the 2016 Plan.
Death or Disability
In the event of death or disability, executives are eligible for accelerated vesting of all RSUs, PhSUs, PSUs, PhPSUs, PCUs, and payment of accrued vacation pay. Mr. Rich’s employment agreement provides for 24 months of post-termination health care for himself and his family in the case of disability, and for his family in the case of his death.

	Mr. Rich	Mr. Sumruld	Mr. Duplantier	Mr. Collins
Voluntary Termination, For Cause Termination, or Normal Retirement(1)
Accrued Vacation Pay	$75,000	$43,269	$44,730	$36,346
TOTAL:	$75,000	$43,269	$44,730	$36,346
Involuntary Not for Cause Termination
Cash Severance Compensation	$2,600,000	$984,375	$1,050,000	$826,875
Pro-Rata Annual Incentive Compensation	$650,000	$281,250	$300,000	$236,250
Pro-Rata Restricted Stock Unit Vesting	$180,171	$0	$106,411	$47,070
Pro-Rata Phantom Stock Unit Vesting	$119,204	$0	$56,452	$33,806
Post Termination Health Care	$33,852	$31,613	$45,996	$32,127
Accrued Vacation Pay	$75,000	$43,269	$44,730	$36,346
TOTAL:	$3,658,227	$1,340,507	$1,603,589	$1,212,474
Voluntary Good Reason Termination
Cash Severance Compensation	$2,600,000	$984,375	$1,050,000	$826,875
Pro-rata Annual Incentive Compensation	$650,000	$281,250	$300,000	$236,250
Post Termination Health Care	$33,852	$31,613	$45,996	$32,127
Accrued Vacation Pay	$75,000	$43,269	$44,730	$36,346
TOTAL:	$3,358,852	$1,340,507	$1,440,726	$1,131,598
Change in Control (2)
Cash Severance Compensation	$3,900,000	$1,968,750	$1,400,000	$1,102,500
Pro-rata Annual Incentive Compensation	$650,000	$281,250	$300,000	$236,250
Accelerated Restricted Stock Unit Vesting	$434,191	$0	$231,919	$123,486
Accelerated Phantom Stock Unit Vesting	$353,233	$0	$167,806	$105,881
Accelerated Performance Unit Vesting	$2,252,479	$0	$710,412	$380,374
Post Termination Health Care	$49,617	$63,091	$68,527	$63,605
Accrued Vacation Pay	$75,000	$43,269	$44,730	$36,346
TOTAL:	$7,714,520	$2,356,360	$2,923,394	$2,048,442
Death or Disability
Accelerated Restricted Stock Unit Vesting	$434,191	$0	$231,919	$123,486
Accelerated Phantom Stock Unit Vesting	$353,233	$0	$167,806	$105,881
Accelerated Performance Unit Vesting	$2,252,479	$0	$710,412	$380,374
Accrued Vacation Pay	$75,000	$43,269	$44,730	$36,346
TOTAL:	$3,114,903	$43,269	$1,154,867	$646,087

(1)
The terms and conditions of the executives’ RSU agreements provide for pro-rata vesting of RSUs in the case of normal retirement, which is defined as voluntary termination at or after age 60, having at least five years of service with the Company. None of Messrs. Rich, Sumruld, Duplantier, or Collins met these criteria as of December 31, 2017.

(2)
In the case of an involuntary not for cause termination or a voluntary termination for good reason, Messrs. Rich and Duplantier are entitled to 24 months of post-termination health care benefits, and Messrs. Sumruld and Collins are entitled to a payment equivalent to 18 months of post-termination health care benefits.

(3)
A “change in control” includes the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the Board of Directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the Board of Directors determines to constitute a change in control.

(4)
In the case of termination within two years following a change in control, Messrs. Rich and Duplantier are entitled to 36 months of post-termination health care benefits, and Messrs. Sumruld and Collins are entitled to a payment equivalent to 36 months of post-termination health care benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table lists the equity compensation plan information for plans approved by stockholders and the equity compensation plans not approved by stockholders as of December 31, 2017:

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities reflected in Column A) (#) (2)
Equity compensation plans approved by stockholders	____	____	4,617,521
Equity compensation plans not approved by stockholders	____	____	____
Total	____	____	4,617,521

(1)	Excludes 3,810,899 shares that could be issued upon the vesting of RSUs granted under the 2016 Plan and outstanding as of December 31, 2017. There were no PSUs outstanding as of December 31, 2017.

(2)	As of December 31, 2017, these shares were available for grants of equity-based incentive awards under the 2016 Plan.

OTHER INFORMATION

If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:

Parker Drilling Company
Corporate Secretary
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll-free number to vote by telephone is at no cost to you if placed from within the United States, and no postage is required for mailing in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 10, 2018

Stockholders may view this Proxy Statement and our 2017 Annual Report to Stockholders over the Internet by accessing our website at www.parkerdrilling.com. Information on our website does not constitute a part of this Proxy Statement.

By order of the Board of Directors,
/s/ Jon-Al Duplantier
Jon-Al Duplantier
Secretary
Houston, Texas
March 30, 2018

ANNUAL REPORT

The Company has provided to each person whose proxy is being solicited a copy of its 2017 Annual Report to Stockholders. The Company will provide a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2017 to each person who requests, without charge. Such requests should be directed to Mr. Jason Geach, Investor Relations Department, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

Stockholders are invited to keep current on the Company’s latest news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company homepage can be accessed by setting your World Wide Web browser to www.parkerdrilling.com for regularly updated information. Information on our website does not constitute a part of this Proxy Statement.

Appendix A

Proposed Amendment to Parker Drilling Company Certificate of Incorporation

FORM OF CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
PARKER DRILLING COMPANY

Parker Drilling Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
FIRST: The name of the Corporation is Parker Drilling Company.
SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the restated certificate of incorporation of the Corporation, each [_____] shares of the Corporation’s common stock, par value $.16-2/3 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $.16-2/3 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Split”). No fractional shares will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the product of: (i) the closing price per share of our common stock on the New York Stock Exchange on the last trading day immediately preceding the effective date of the Reverse Split and (ii) ______. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
THIRD: At the Effective Time, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:
A. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is [____________], of which 1,942,000 shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called “Preferred Stock”), and the remaining [____________] shares shall be Common Stock of the par value of sixteen and two thirds cents ($.16-2/3) per share (hereinafter called “Common Stock”). The designations and the powers, preferences and rights, and the qualifications, limitations, restrictions and other special or relative attributes granted to or imposed upon the shares of Preferred Stock shall be as fixed in Section 1 of this Article FOURTH, or as may be fixed by the Board of Directors in accordance with the provisions thereof, and the designations and the powers, preferences and the rights, and the qualifications, limitations, restrictions and other special or relative attributes granted to or imposed upon the shares of Common Stock shall be fixed in Section 2 of this Article FOURTH.
FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The foregoing amendment shall be effective (the “Effective Time”) [as of [____ a.m./p.m.], New York City time on [___], 201[__]] [upon filing with the Secretary of State of the State of Delaware].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [____] day of [___________], 201[__].

PARKER DRILLING COMPANY

By:
Name:
Title:

A

ANNUAL MEETING OF PARKER DRILLING COMPANY Date: May 10, 2018 Time: 9:00 A.M. (CDT) Place: DoubleTree by Hilton Hotel Houston – Greenway Plaza, 6 E. Greenway Plaza, Houston, Texas 77046 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposal 1, 2, 3 and 4. Directors Recommend For Against Abstain 1. Election of Class I Directors 01 Richard D. Paterson □ □ □ For 02 Zaki Selim □ □ □ For 2. To approve, by non-binding □ □ □ For vote, executive compensation. 3. Ratify the appointment of KPMG □ □ □ For LLP as the Company’s independent registered public accounting firm for 2018. 4. To approve an amendment to the □ □ □ For Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and a corresponding reduction in the number of authorized shares of the Company’s common stock as described in the Proxy Statement. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Annual Meeting of Parker Drilling Company to be held on Thursday, May 10, 2018 for Holders as of March 19, 2018 This proxy is being solicited on behalf of the Board of Directors. VOTE BY: INTERNET TELEPHONE Go To Call www.proxypush.com/PKD 855-686-4803 Cast your vote online OR Use touch-tone telephone View Meeting Documents Have your Proxy Card/Voting Instruction Form Ready Follow the simple recorded instructions. OR MAIL Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Gary G. Rich and Jon-Al Duplantier, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Parker Drilling Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4. If you plan to attend the Annual Meeting of Stockholders, please bring this portion of the card with you to the meeting as it will serve as your admission ticket to the meeting. If you will not attend the Annual Meeting of Stockholders in person — All votes must be received by 5:00 P.M., Eastern Time, May 9, 2018. All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 8, 2018. PROXY TABULATOR FOR PARKER DRILLING COMPANY P.O. BOX 8016 CARY, NC 27512-9903 Event # Client #

Proxy — Parker Drilling Company Annual Meeting of Stockholders May 10, 2018, 9:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The undersigned appoints Gary G. Rich and Jon-Al Duplantier (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Parker Drilling Company (“the Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree by Hilton Hotel Houston - Greenway Plaza, 6 E. Greenway Plaza, Houston, Texas 77046, on Thursday, May 10, 2018 at 9:00 a.m. (CDT) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1: Election of Class I Directors; 2. Proposal 2: To approve, by non-binding vote, executive compensation; 3. Proposal 3: Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2018; and 4. Proposal 4: To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and a corresponding reduction in the number of authorized shares of the Company’s common stock as described in the Proxy Statement. The two directors up for re-election are: Richard D. Paterson. and Zaki Selim. The Board of Directors of the Company recommends a vote “FOR” all nominees for director, FOR the proposals in Items 2, 3 and 4. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, “FOR” each of proposals 2, 3 and 4. In their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of directors’ recommendation. The named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box. P r o p o s a l 1 : E l e c t i o n o